Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: ____________

CREDIT AGREEMENT

Dated as of December 15, 2005

among

MILLIPORE CORPORATION,

as Domestic Borrower,

MILLIPORE IRELAND B.V.,

MILLIPORE CORK

and

MILLIPORE SAS,

as Foreign Borrowers,

CERTAIN SUBSIDIARIES OF THE DOMESTIC BORROWER,

as Guarantors,

THE LENDERS NAMED HEREIN,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

ABN AMRO BANK, N.V.,

as Documentation Agent

Arranged by:

BANC OF AMERICA SECURITIES LLC,

BANC OF AMERICA SECURITIES LIMITED,

J.P. MORGAN SECURITIES INC.,

J.P. MORGAN PLC

and

ABN AMRO BANK N.V.,

as Mandated Lead Arrangers and Joint Book Managers

4.04	Certain Waivers	64
4.05	Remedies	65
4.06	Rights of Contribution	65
4.07	Guaranty of Payment; Continuing Guarantee	66
4.08	Limitation on Guaranty by French Guarantors	66
4.09	Limitation on Guaranty by Luxembourg Guarantors	66

ARTICLE V CONDITIONS		67
5.01	Closing Conditions	67
5.02	Conditions to all Credit Extensions	69

ARTICLE VI REPRESENTATIONS AND WARRANTIES		69
6.01	Financial Condition	69
6.02	No Material Adverse Effect	70
6.03	Organization; Existence; Compliance with Law	70
6.04	Power; Authorization; Enforceable Obligations	70
6.05	No Legal Bar	71
6.06	No Material Litigation and Disputes	71
6.07	No Defaults	71
6.08	Ownership and Operation of Property	71
6.09	Intellectual Property	71
6.10	No Burdensome Restrictions	72
6.11	Taxes	72
6.12	ERISA Compliance	72
6.13	Governmental Regulations, Etc.	72
6.14	Subsidiaries	73
6.15	Use of Proceeds	73
6.16	Environmental Matters	73
6.17	No Material Misstatements	74
6.18	Labor Matters	74
6.19	Governmental Approvals	75
6.20	Representations as to Foreign Credit Parties	75

ARTICLE VII AFFIRMATIVE COVENANTS		76
7.01	Information Covenants	76
7.02	Preservation of Existence and Franchises	79
7.03	Books and Records	79
7.04	Compliance with Law	79
7.05	Payment of Taxes and Other Indebtedness	79
7.06	Insurance	80
7.07	Maintenance of Property	80
7.08	Performance of Obligations	80
7.09	Use of Proceeds	80
7.10	Audits/Inspections	80
7.11	Additional Guarantors	81
7.12	Payment of Fees and Expenses	81

ARTICLE VIII NEGATIVE COVENANTS		82
8.01	Indebtedness	82
8.02	Financial Covenants	83
8.03	Liens	83
8.04	Nature of Business	83
8.05	Merger and Consolidation, Dissolution and Acquisitions	83
8.06	Asset Dispositions	84
8.07	Investments	84
8.08	Restricted Payments	84
8.09	Transactions with Affiliates	85
8.10	Fiscal Year; Organizational Documents	85
8.11	Limitation on Restricted Actions	85
8.12	Ownership of Subsidiaries; Limitations on Company	85
8.13	Sale Leasebacks	86

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		86
9.01	Events of Default	86
9.02	Acceleration; Remedies	88
9.03	Application of Funds	89

ARTICLE X ADMINISTRATIVE AGENT		90
10.01	Appointment and Authorization of Administrative Agent	90
10.02	Rights as a Lender	91
10.03	Exculpatory Provisions	91
10.04	Reliance by Administrative Agent	92
10.05	Delegation of Duties	92
10.06	Resignation of the Administrative Agent	92
10.07	Non-Reliance on Administrative Agent and Other Lenders	93
10.08	No Other Duties	93
10.09	Administrative Agent May File Proofs of Claim	93
10.10	Guaranty Matters	94

ARTICLE XI MISCELLANEOUS		94
11.01	Amendments, Etc.	94
11.02	Notices; Effectiveness; Electronic Communication	96
11.03	No Waiver; Cumulative Remedies	98
11.04	Expenses; Indemnity; Damage Waiver	98
11.05	Payments Set Aside	100
11.06	Successors and Assigns	100
11.07	Treatment of Certain Information; Confidentiality	103
11.08	Right of Setoff	104
11.09	Interest Rate Limitation	104
11.10	Counterparts; Integration; Effectiveness	105
11.11	Survival of Representations and Warranties	105
11.12	Severability	105
11.13	Replacement of Lenders	105
11.14	Governing Law; Jurisdiction; Etc.	106

11.15	Waiver of Jury Trial	107
11.16	USA PATRIOT Act Notice	108
11.17	Dutch Banking Act	109
11.18	Judgment Currency	109

SCHEDULES

Schedule 1.01	Mandatory Cost Formulae
Schedule 2.01	Lenders and Commitments
Schedule 2.03	Existing Domestic Letters of Credit
Schedule 2.14	Designated Borrowers
Schedule 6.14	Subsidiaries
Schedule 7.06	Insurance
Schedule 8.01	Existing Indebtedness
Schedule 8.03	Existing Liens
Schedule 8.07	Existing Investments
Schedule 11.02	Notice Addresses
Schedule 11.06	Processing and Recordation Fees

EXHIBITS

Exhibit 2.01(e)	Form of Lender Joinder Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.10	Form of TEG Letter
Exhibit 2.13-1	Form of Domestic Revolving Note
Exhibit 2.13-2	Form of Domestic Swingline Note
Exhibit 2.13-3	Form of Foreign Revolving Note
Exhibit 2.14	Form of Borrower Joinder Agreement
Exhibit 5.01(d)(v)	Form of Officer’s Certificate
Exhibit 7.01(c)	Form of Compliance Certificate
Exhibit 7.11	Form of Guarantor Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Credit Agreement”), dated as of December 15, 2005, is by and among the following:

(i) MILLIPORE CORPORATION, a Massachusetts corporation (the “Company”), as the Domestic Borrower;

(ii) MILLIPORE IRELAND B.V., a limited liability company existing under the laws of The Netherlands (“Millipore Ireland”), MILLIPORE CORK, an unlimited company incorporated under the laws of Ireland (“Millipore Cork”), and MILLIPORE SAS, a limited liability company existing under the laws of France (“Millipore SAS”), together with other Foreign Subsidiaries that, from time to time, are Designated Borrowers as provided herein, as Foreign Borrowers;

(iii) the Subsidiaries of the Company identified herein, as Guarantors;

(iv) the Lenders and the Domestic L/C Issuer identified herein; and

(v) BANK OF AMERICA, N.A., as Administrative Agent.

WITNESSETH

WHEREAS, the Credit Parties have requested that the Lenders provide €430 million in credit facilities for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrowers on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition”, by any Person, means the purchase or acquisition by such Person of any Capital Stock of another Person other than a Credit Party or all or any substantial portion of the Property (other than Capital Stock) of another Person other than a Credit Party, whether or not involving a merger or consolidation with such other Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Fee Letter” means that certain letter agreement, dated as of November 16, 2005, between the Administrative Agent and the Company, as amended, modified, restated or supplemented from time to time.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 (as may be updated from time to time) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (v) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Parties” has the meaning provided in Section 11.02(c).

“Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Domestic Revolving Commitment and Foreign Revolving Commitment, and the denominator of which is the amount of the Aggregate Commitments.

“Aggregate Commitments” means the Domestic Revolving Commitments and the Foreign Revolving Commitment.

“Aggregate Domestic Revolving Commitments” means the Domestic Revolving Commitments of all the Domestic Revolving Lenders.

“Aggregate Foreign Revolving Commitments” means the Foreign Revolving Commitments of all the Foreign Revolving Lenders.

“Aggregate Domestic Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Aggregate Foreign Revolving Committed Amount” has the meaning provided in Section 2.01(d).

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Agreement Currency” has the meaning provided in Section 11.18.

“Alternative Currency” means each of, U.S. Dollars, Sterling, Yen and each other currency that is approved in accordance with Section 1.06.

“Applicable Foreign Credit Party Documents” has the meaning provided in Section 6.20(a).

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company by written notice as the office by which its Eurocurrency Rate Loans are made and maintained.

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Senior Unsecured Debt Rating, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column entitled “Applicable Percentage for Base Rate Loans”, (ii) Eurocurrency Rate Loans shall be the percentage set forth under the column entitled “Applicable Percentage for Eurocurrency Rate Loans and Domestic Letter of Credit Fees”, (iii) Domestic Letter of Credit Fees shall be the percentage set forth under the column entitled “Applicable Percentage for Eurocurrency Rate Loans (Domestic Revolving Loans and Foreign Revolving Loans) and Domestic Letter of Credit Fees” and (iv) the commitment fee shall be the percentage set forth under the column entitled “Commitment Fee”:

Pricing Level	Senior Unsecured Debt Rating	Applicable Percentage for Eurocurrency Rate Loans (Domestic Revolving Loans and Foreign Revolving Loans) and Domestic Letter of Credit Fees	Applicable Percentage for Base Rate Loans	Commitment Fee

I	Better than BBB+/Baa1	22.5 bps	0.0 bps	6.75 bps

II	BBB+/Baa1	27.5 bps	0.0 bps	8.25 bps

III	BBB/Baa2	35.0 bps	0.0 bps	10.50 bps

IV	BBB-/Baa3	45.0 bps	0.0 bps	13.50 bps

V	BB+/Ba1	60.0 bps	0.0 bps	18.00 bps

VI	Worse than BB+ /Ba1	85.0 bps	0.0 bps	25.50 bps

The numerical classification set forth under the column “Pricing Level” shall be established based on the ratings by S&P and Moody’s (collectively, the “Rating Services”) for the Company’s senior unsecured (non-credit enhanced) long-term debt (the “Senior Unsecured Debt Rating”). If each of the Rating Agencies issues a Senior Unsecured Debt Rating and there is a split rating, then the higher of such Senior Unsecured Debt Ratings shall apply in determining the Pricing Level. If only one Rating Agency issues a Senior Unsecured Debt Rating, then such Senior Unsecured Debt Rating shall apply in determining the Pricing Level. If no Senior Unsecured Debt Rating is available, then the Applicable Percentage shall be based on the Company’s issuer rating as determined by the Rating Services, and if no such issuer rating is available, then the Applicable Percentage shall be based on Pricing Level VI. Any change in the applicable Pricing Level shall be effective from the date of change in the Senior Unsecured Debt Rating and shall be effective as to all loans and extensions of credit, existing and prospective, from the date of such change. The Company shall notify the Administrative Agent of any change in the Senior Unsecured Debt Rating by either of the Ratings Services within five Business Days of such change. The initial Applicable Percentages shall be based on Pricing Level III.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Domestic L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” shall have the meaning provided in Section 2.14(b).

“Approved Bank” means (a) any Lender, (b) any domestic commercial bank of recognized standing having capital and surplus in excess of US$500 million or (c) any bank or broker/dealer whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means any jurisdiction other than a jurisdiction set forth on a listing of sanctioned jurisdictions by any of the following: (a) the European Union (Common Foreign and Security Policy), as set forth at http://europa.eu.int/comm/external_relations/cfsp/sanctions/measures.htm or any successor webpage, (b) the United States Office of Foreign Assets Control Restrictions, as set forth at http://www.treas.gov/offices/enforcement/ofac/sanctions/ or any successor webpage or (c) the United Nations, as set forth at http://www.un.org/News/ossg/sanction or any successor webpage, other than China and the United States, which shall, notwithstanding their inclusion on any of the foregoing lists, be Approved Jurisdictions.

“Arrangers” means Banc of America Securities LLC, Banc of America Securities Limited, J.P. Morgan Securities Inc., J.P. Morgan plc and ABN AMRO Bank N.V., each in its capacity as a mandated lead arranger and a joint book manager, together with any successor or assign.

“Asset Disposition” shall mean and include (a) the sale, lease or other disposition of any Property by any member of the Consolidated Group (including the Capital Stock of a Subsidiary), but for purposes hereof shall not include, in any event, (i) the sale of inventory in the ordinary course of business, (ii) the sale, lease or other disposition of machinery and equipment no longer used or useful in the conduct of business and (iii) a sale, lease, transfer or disposition of Property to a Credit Party, and (b) solely for purposes of Section 2.06(b)(ii), the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06 and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent).

“Bank of America” means Bank of America, N.A., and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit 2.14.

“Borrowers” means the Domestic Borrower and the Foreign Borrowers.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period, or (b) a borrowing of Domestic Swingline Loans, as appropriate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in U.S. Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than U.S. Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than U.S. Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than U.S. Dollars or Euro, or any other dealings in any currency other than U.S. Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Businesses” shall have the meaning provided in Section 6.16.

“Capital Stock” means (a) in the case of a corporation, capital stock or share capital, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) the governments of any Participating Member State, in each case having maturities of not more than twelve months from the date of acquisition, (b) Euro or Alternative Currency denominated time deposit, certificates of deposit, or bankers acceptances of any Approved Bank, in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable, floating, or auction rate instruments or guaranteed investment contracts issued by, or guaranteed by, any corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing or resetting no more than 270 days from the date of acquisition, (d) repurchase agreements entered into by any Person with an Approved Bank for direct obligations issued by or fully guaranteed by the United States or any corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) sovereign, municipal, or corporate bonds, notes, or obligations rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s, maturing no more than one year from the date of purchase, (f) asset backed or mortgage backed securities rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s and maturing no more than one year from the date of acquisition, (g) Investments (classified in accordance with GAAP as current assets) in money market investment programs and the portfolios of which are 95% limited to Investments of the quality described in the foregoing subclauses hereof, and (h) Investments by Foreign Subsidiaries of the character described in the foregoing subclauses hereof, denominated in their local currency and valued at less than €5 million for any such Foreign Subsidiary individually and €10 million for all such Foreign Subsidiaries in the aggregate.

“Cash Collateral” has the meaning provided in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Domestic L/C Issuer and the Lenders, as collateral for the Domestic L/C Obligations, cash, deposit account balances or any investment in Cash Equivalents made at the Company’s direction (“Cash Collateral”).

“Change in Law” means the adoption, the modification or the repeal of any international, foreign, federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, license, authorization and permit of, and agreement with, any Governmental Authority.

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing twenty-five percent (25%) or more of the combined voting power of all Voting Stock of the Company or (ii) during any period of up to twenty-four consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four month period were directors of the Company (together with any new director whose election by the Company’s board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Company then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act.

“Closing Date” means the date hereof.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Domestic Swingline Loans, the Revolving Termination Date or (ii) in the case of Domestic Letters of Credit, the Domestic L/C Expiration Date, or (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Domestic Revolving Commitments, the Domestic L/C Commitment, the Domestic Swingline Commitments and the Foreign Revolving Commitments.

“Company” shall have the meaning provided in the heading hereof, together with any successors and permitted assigns.

“Compliance Certificate” has the meaning provided in Section 7.01(c).

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP; provided that, for purposes hereof, Consolidated EBITDA shall exclude (w) all non-cash non-recurring charges otherwise deducted (other than non-cash charges arising from the write-off of current assets, but including as a deduction to Consolidated EBITDA all subsequent cash expenditures made in the applicable period relating to non-cash non-recurring charges taken in a prior period) not in excess of ten percent (10%) of Consolidated EBITDA as of the end of the most recent fiscal quarter (excluding previous adjustments), (x) acquired in-process research and development expense, (y) all non-

cash charges for the expense of equity based compensation under GAAP and (z) charges relating to the step up in basis of acquired inventories. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Group” means the Company and its Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended to Consolidated Interest Expense for the period of four consecutive fiscal quarters then ended.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Total Leverage Ratio and the Consolidated Interest Coverage Ratio any Extraordinary gains or losses and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Total Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Total Funded Debt on such day minus domestic cash on hand of the Consolidated Group on such day in an amount not to exceed US$50 million to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” has the meaning provided in the recitals hereto.

“Credit Documents” means, collectively, this Credit Agreement, the Notes, the LOC Documents, the Administrative Agent’s Fee Letter, each Borrower Joinder Agreement, each TEG Letter, each Guarantor Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing and (c) a Domestic L/C Credit Extension.

“Credit Party” means any of the Borrowers and the Guarantors.

“Credit Party Materials” has the meaning provided in Section 7.01.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions (including any proceedings for règlement amiable, conciliation, procédure de sauvegarde, procédure de redressement judiciaire or procédure de liquidation judiciaire under French law) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurocurrency Rate Loans, (ii) Domestic Letter of Credit Fees and (iii) Domestic Swingline Loans, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus 2% per annum; (b) with respect to Eurocurrency Rate Loans, the Eurocurrency Rate plus the Applicable Percentage, if any, and Mandatory Cost, if any, applicable to such Loans plus 2% per annum; (c) with respect to Domestic Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum; (d) with respect to Domestic Swingline Loans, a rate equal to the Swingline Rate plus 2% per annum

“Defaulting Lender” means, at any time, any Lender that (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

“Designated Borrowers” means the Borrowers identified on Schedule 2.14 and any Applicant Borrower that becomes a Borrower hereunder in accordance with the provisions of Section 2.14.

“Designated Borrower Limit” means, with respect to each Designated Borrower, the amount set forth in the respective Borrower Joinder Agreement, as such may be increased or decreased pursuant to the terms of Section 2.14. The Designated Borrower Limit is part of, and not in addition to, the Aggregate Commitments.

“Domestic Borrower” means the Company, together with its successors and permitted assigns.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any state of the United States or the District of Columbia.

“Domestic Guarantor” means (a) the Company, (b) the parties identified on the signature pages hereto as “Domestic Guarantors” and (c) each Person who after the Closing Date becomes a Domestic Guarantor pursuant to a Guarantor Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.

“Domestic L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Domestic L/C Borrowing. All Domestic L/C Advances must be denominated in U.S. Dollars.

“Domestic L/C Application” means an application and agreement for the issuance or amendment of a Domestic Letter of Credit in the form from time to time in use by the Domestic L/C Issuer.

“Domestic L/C Borrowing” means any extension of credit resulting from a drawing under any Domestic Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Domestic Revolving Loans. All Domestic L/C Borrowings must be denominated in U.S. Dollars.

“Domestic L/C Commitment” means, with respect to the Domestic L/C Issuer, the commitment of the Domestic L/C Issuer to issue and to honor payment obligations under Domestic Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in Domestic L/C Obligations up to such Lender’s Domestic Revolving Commitment Percentage thereof.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Domestic L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Domestic L/C Issuer” means (a) as to Existing Domestic Letters of Credit, those Domestic Revolving Lenders identified as an issuer on Schedule 2.03, and (b) as to Domestic Letters of Credit issued hereunder, Bank of America in its capacity as issuer of Domestic Letters of Credit hereunder, in each case together with its successors in such capacity.

“Domestic L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Domestic Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Domestic L/C Unreimbursed Amounts, including Domestic L/C Borrowings. For purposes of computing the amount available to be drawn under any Domestic Letter of Credit, the amount of such Domestic Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination a Domestic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Domestic Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Domestic L/C Sublimit” has the meaning provided in Section 2.01(b).

“Domestic L/C Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Domestic Letter of Credit” means each Existing Domestic Letter of Credit and each standby letter of credit issued hereunder by the Domestic L/C Issuer. Domestic Letters of Credit shall be denominated in U.S. Dollars.

“Domestic Letter of Credit Fees” has the meaning provided in Section 2.09(b)(i).

“Domestic Obligations” means the Obligations of any Domestic Credit Party.

“Domestic Revolving Commitment” means, for each Domestic Revolving Lender, the commitment of such Lender to make Domestic Revolving Loans (and to share in Domestic Revolving Obligations) hereunder.

“Domestic Revolving Commitment Percentage” means, for each Domestic Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Domestic Revolving Committed Amount and the denominator of which is the Aggregate Domestic Revolving Committed Amount. The initial Domestic Revolving Commitment Percentages are set out in Schedule 2.01.

“Domestic Revolving Committed Amount” means, for each Domestic Revolving Lender, the amount of such Lender’s Domestic Revolving Commitment. The initial Domestic Revolving Committed Amounts are set out in Schedule 2.01.

“Domestic Revolving Lenders” means those Lenders with Domestic Revolving Commitments, together with their successors and permitted assigns. The initial Domestic Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Domestic Revolving Loan” has the meaning provided in Section 2.01(a).

“Domestic Revolving Notes” means the promissory notes, if any, given to evidence the Domestic Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Domestic Revolving Note is attached as Exhibit 2.13-1.

“Domestic Revolving Obligations” means the Domestic Revolving Loans, the Domestic L/C Obligations and the Domestic Swingline Loans.

“Domestic Swingline Borrowing” means a borrowing of a Domestic Swingline Loan pursuant to Section 2.01(c).

“Domestic Swingline Commitment” means, with respect to the Domestic Swingline Lender, the commitment of the Domestic Swingline Lender to make Domestic Swingline Loans, and with respect to each Domestic Revolving Lender, the commitment of such Lender to purchase participation interests in Domestic Swingline Loans.

“Domestic Swingline Lender” means Bank of America, in its capacity as such, together with any successor in such capacity.

“Domestic Swingline Loan” has the meaning provided in Section 2.01(c).

“Domestic Swingline Note” means the promissory note given to evidence the Domestic Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Domestic Swingline Note is attached as Exhibit 2.13-2.

“Domestic Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Domestic Threshold Requirement” has the meaning provided in Section 7.11(a).

“Dutch Banking Act” means the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Domestic L/C Issuer and the Domestic Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the Borrowers without the imposition of any additional Indemnified Taxes, as the case may be.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Equivalent” means, at any time, (a) with respect to any amount denominated in Euro, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Euro as determined by the Administrative Agent or the Domestic L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euro with such Alternative Currency.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans must be denominated in U.S. Dollars, with respect to Domestic Revolving Loans, or in Euro or an Alternative Currency, with respect to Foreign Revolving Obligations.

“Event of Default” shall have the meaning provided in Section 9.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Domestic L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13 or a Foreign Lender acting through a Lending Office in the jurisdiction where the relevant Borrower is located), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Credit Party to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

“Exemption Regulation” means the Exemption Regulation pursuant to the Dutch Banking Act (Vrijstellingsregeling Wtk 1992).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 5, 2001, among the Company, the Subsidiaries of the Company identified therein, the lenders from time to time party thereto, and Bank of America, as administrative agent for the lenders, as amended and modified from time to time.

“Existing Domestic Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

“Extraordinary” means such term as interpreted in accordance with GAAP.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FDA” means the U.S. Department of Health and Human Services Food and Drug Administration.

“FDA Law” means the Federal Food, Drug and Cosmetic Act and regulations promulgated thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Borrowers” means (a) Millipore Ireland, (b) Millipore Cork, (c) Millipore SAS and (d) the Designated Borrowers that are Foreign Credit Parties, in each case together with their successors and permitted assigns and subject to the provisions of Section 2.14.

“Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

“Foreign Guarantor” means (a) the Domestic Guarantors (including the Company), (b) the parties identified on the signature pages hereto as “Foreign Guarantors” and (c) each Person who after the Closing Date becomes a Foreign Guarantor pursuant to a Guarantor Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligations” means all Obligations of the Foreign Credit Parties.

“Foreign Revolving Commitment” means, for each Foreign Revolving Lender, the commitment of such Lender to make Foreign Revolving Loans (and to share in Foreign Revolving Obligations) hereunder.

“Foreign Revolving Commitment Percentage” means, for each Foreign Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Foreign Revolving Committed Amount and the denominator of which is the Aggregate Foreign Revolving Committed Amount. The initial Foreign Revolving Commitment Percentages are set out in Schedule 2.01.

“Foreign Revolving Committed Amount” means, for each Foreign Revolving Lender, the amount of such Lender’s Foreign Revolving Commitment. The initial Foreign Revolving Committed Amounts are set out in Schedule 2.01.

“Foreign Revolving Lenders” means those Lenders with Foreign Revolving Commitments, together with their successors and permitted assigns. The initial Foreign Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Foreign Revolving Notes” means the promissory notes, if any, given to evidence the Foreign Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Foreign Revolving Note is attached as Exhibit 2.13-3.

“Foreign Revolving Loan” has the meaning provided in Section 2.01(d).

“Foreign Revolving Obligations” means the Foreign Revolving Loans.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Threshold Requirement” has the meaning provided in Section 7.11(b).

“French Guarantor” has the meaning provided in Section 4.08.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, all (i) obligations for borrowed money, (ii) obligations evidenced by bonds debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) purchase money indebtedness (including, for purposes hereof, indebtedness and obligations in respect of conditional sales and title retention agreements relating to property purchased (other than customary reservation or title retention arrangements under agreements entered into in the ordinary course of business with suppliers), and the deferred purchase price of property or services acquired (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would constitute, and be accounted for as, a liability under GAAP, (iv) the attributed principal amount of obligations owing under capital leases, (v) the maximum amount available to be drawn under standby letters of credit and bankers’ acceptances issued or created for its account, (vi) the attributed principal amount of Securitization Transactions, (vii) the attributed principal amount of obligations owing under Synthetic Leases, (viii) the Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof, (ix) Support Obligations in respect of Funded Debt of another Person, (x) Funded Debt of another Person secured by a Lien on any of its Property, whether or not such Funded Debt has been assumed, provided, however, for purposes hereof, the amount of such Funded Debt shall be limited to the amount of Funded Debt as to which there is recourse or to the fair market value of the property that is the subject of such lien, if less, and (xi) the maximum amount of all contingent obligations (including, without limitation, obligations to make earn-out payments in the future) incurred in connection with Acquisitions.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor Joinder Agreement” means (a) with respect to any Domestic Guarantor, a joinder agreement substantially in the form of Exhibit 7.11 executed and delivered in accordance with the provisions of Section 7.11 and (b) with respect to any Foreign Guarantor, a joinder agreement reasonably acceptable to the Administrative Agent.

“Guarantors” means the Domestic Guarantors and the Foreign Guarantors.

“Indebtedness” means, with respect to any Person, without duplication, all (i) Funded Debt, (ii) obligations under take-or-pay or similar arrangements or under commodities agreements, (iii) obligations under Swap Contracts, (iv) the maximum amount of contingent obligations (including earn-out and like payments) owing in respect of Acquisitions or dispositions or divestitures, (v) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof, (vi) Support Obligations in respect of Indebtedness of another Person, and (vii) Indebtedness of another Person secured by a Lien on any of its Property, whether or not such Indebtedness has been assumed.

“Intellectual Property” shall have the meaning provided in Section 6.09.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning provided in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (i) as to any Base Rate Loan, beginning with December 31, 2005, the last day of each March, June, September and December, and the Revolving Termination Date, (ii) as to any Domestic Swingline Loan, on such dates as the Domestic Swingline Lender may direct, provided that in the absence of direction, on the same dates as for Base Rate Loans, and (iii) as to any Eurocurrency Rate Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Revolving Termination Date, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three, six or, as available, twelve months thereafter, as selected by the Borrowers in their Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Support Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

“ISP” means, with respect to any Domestic Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Domestic Letter of Credit).

“Judgment Currency” has the meaning provided in Section 11.18.

“Law” or “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that may hereafter become a Lender pursuant to Section 2.01(e), and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Licenses” means all licenses, permits and other grants of authority obtained or required to be obtained from any Governmental Authorities in connection with the management or operation of the business of the members of the Consolidated Group or the ownership, lease, license or use of any Property of the members of the Consolidated Group.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means any of the Revolving Loans and the Domestic Swingline Loans, and the Base Rate Loans, Swingline Rate and Eurocurrency Rate Loans comprising such Loans.

“Loan Notice” means a notice of Borrowing pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Luxembourg Guarantor” has the meaning provided in Section 4.09.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole, (ii) the ability of any member of the Consolidated Group to perform any material obligation under any Credit Document to which it is a party or (iii) the material rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate” has the meaning provided in Section 11.09.

“Millipore Cork” has the meaning provided in the recitals hereto.

“Millipore Ireland” has the meaning provided in the recitals hereto.

“Millipore SAS” has the meaning provided in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party.

“Non-Consenting Lender” has the meaning provided in Section 11.13.

“Non-Guarantor Domestic Subsidiary” has the meaning provided in Section 7.11(a).

“Non-Guarantor Foreign Subsidiary” has the meaning provided in Section 7.11(b).

“Non-Guarantor Subsidiaries” means, collectively, Non-Guarantor Domestic Subsidiaries and Non-Guarantor Foreign Subsidiaries.

“Note” or “Notes” means any of the Revolving Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Domestic Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the Euro Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (b) with respect to Domestic Swingline Loans on any date, the Euro Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Domestic Swingline Loans occurring on such date; and (c) with respect to any Domestic L/C Obligations on any date, the Euro Equivalent amount of the aggregate outstanding amount of such Domestic L/C Obligations on such date after giving effect to any Domestic L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the Domestic L/C Obligations as of such date, including as a result of any reimbursements by the Domestic Borrower of Domestic L/C Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Domestic L/C Issuer, or the applicable Domestic Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euro or an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means the states of the European Union that have adopted the Euro as their lawful currency as of the Closing Date (being, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition of a controlling interest in another Person by a member of the Consolidated Group that satisfies the following conditions:

(a) in the case of an Acquisition of Capital Stock, the board of directors (or other comparable governing body) of such other Person shall have duly approved the Acquisition;

(b) no Default or Event of Default shall exist immediately after giving effect to such Acquisition on a Pro Forma Basis; and

(c) in the case of an Acquisition that is not in an Approved Jurisdiction, the purchase price, investment or amounts paid would otherwise be constitute a Permitted Investment hereunder.

“Permitted Investments” means Investments that are (a) cash and Cash Equivalents; (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (c) Investments consisting of Capital Stock, obligations, securities or other Property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (d) Investments made prior to the Closing Date and set forth in Schedule 8.07; (e) to the extent not prohibited by applicable Law, advances or loans to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed US$1 million in the aggregate at any time outstanding; (f) advances or loans to customers and suppliers in the ordinary course of business; (g) Investments existing on the Closing Date, by members of the Consolidated Group in other members of the Consolidated Group, (h) Investments by members of the Consolidated Group in and to other members of the Consolidated Group in an Approved Jurisdiction, (i) Investments by members of the Consolidated Group that are not located in an Approved Jurisdiction in and to other members of the Consolidated Group that are not located in an Approved Jurisdiction, (j) Investments by members of the Consolidated Group that are located in an Approved Jurisdiction in and to members of the Consolidated Group that are not located in an Approved Jurisdiction in an aggregate principal amount not to exceed US$100 million (on a cost or investment basis) and (k) other Investments; provided that when the Consolidated Total Leverage Ratio is greater than 2.5:1.0, then such other Investments shall be limited to an amount equal to the sum of $250 million plus 50% of cumulative net income from the Closing Date on a quarter-by-quarter basis. For purposes hereof, amounts paid or otherwise invested in connection with an Acquisition will be considered to be an “Investment” subject to the conditions and limitations set out herein.

“Permitted Liens” means:

(a) Liens in favor of a Lender or an Affiliate of a Lender pursuant to a Swap Contract permitted hereunder, but only (i) to the extent such Liens secure obligations under such agreements permitted under Section 8.01, (ii) to the extent such Liens are on the same collateral as to which the Lenders hereunder also have a Lien, and (iii) so long as the obligations under such Swap Contract and the loans and obligations hereunder and under the other Credit Documents shall share pari passu in the collateral subject to such Liens;

(b) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e) Liens in connection with attachments or judgments (including judgment or appeal bonds); provided that the judgments secured shall, within thirty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within thirty days after the expiration of any such stay;

(f) easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g) Liens on Property of any Person securing purchase money and sale/leaseback Indebtedness (including capital leases and Synthetic Leases) of such Person to the extent permitted under Section 8.01(c); provided that any such Lien attaches only to the Property financed or leased and such Lien attaches concurrently with or within ninety days after the acquisition thereof;

(h) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(i) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens created or deemed to exist in connection with a Securitization Transaction permitted hereunder (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Securitization Receivables actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(l) Liens deemed to exist in connection with Investments in repurchase agreements that constitute Permitted Investments;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens existing as of the Closing Date and set forth on Schedule 8.03; provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased and shall not be extended, renewed, refunded or refinanced on terms and conditions less favorable to the Credit Parties than for such existing Indebtedness;

(p) the sale of doubtful accounts receivable for collection in the ordinary course of business; and

(q) Liens on property of the Company and other members of the Consolidated Group for secured Indebtedness permitted under subsection (j) of Section 8.01; provided that such Liens shall be on specified property and shall not be blanket liens.

“Permitted Securitization Transaction” means those Securitization Transactions entered into after the Closing Date; provided that (a) no Default or Event of Default shall exist after giving effect thereto on a Pro Forma Basis, (b) the Administrative Agent and the Required Lenders shall be reasonably satisfied with the structure and documentation for such transaction and shall have confirmed that the terms of such transaction, including the discount rate applicable to the receivables or other payment amounts that are the subject of such financing and the applicable termination events, are consistent with those then prevailing in the market for comparable transactions with comparable originators/servicers and other similar characteristics, and (c) the terms for such transaction shall not subsequently be amended or modified in any way that is materially detrimental to the Lenders and their interests hereunder without the prior written approval of the Administrative Agent and the Required Lenders.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.01.

“Prime Rate” means, for any day, the rate per annum in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Professional Market Party” means a professional market party (professionele marktpartif) within the meaning of the Exemption Regulation.

“Pro Forma Basis” means, for purposes of determining compliance with the financial covenants hereunder, the subject transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. In addition, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of an Asset Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the disposition shall be excluded to the extent relating to any period prior to the date of subject transaction, and (ii) Indebtedness that is paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of an Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the date of subject transaction, and (ii) Indebtedness that is incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (provided that pro forma adjustments shall not be made for the imputed interest expense attributable to such Indebtedness for the applicable period).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning provided in Section 7.01.

“Rating Services” has the meaning provided in the definition of “Applicable Percentage”.

“Recipient” has the meaning provided in Section 3.01(h).

“Register” shall have the meaning provided in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Participant” has the meaning provided in Section 3.01(h).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events for which the 30 day notice period has been waived.

“Required Financial Information” means the annual and quarterly compliance certificates and related financial statements and information required by the provisions of Sections 7.01(a), (b) and (c).

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Domestic Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to a Domestic L/C Credit Extension, a Domestic L/C Application.

“Required Domestic Revolving Lenders” means, as of any date of determination, Lenders having more than 66-2/3% of the Aggregate Domestic Revolving Commitments or, if the Domestic Revolving Commitments shall have expired or been terminated, Lenders holding more than 66-2/3% of the aggregate principal amount of Domestic Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in Domestic L/C Obligations and Domestic Swingline Loans); provided that the Domestic Revolving Commitment of, and the portion of Domestic Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Domestic Revolving Lenders.

“Required Foreign Revolving Lenders” means, as of any date of determination, at least two Lenders having more than 66-2/3% of the Aggregate Foreign Revolving Commitments or, if the Foreign Revolving Commitments shall have expired or been terminated, Lenders holding more than 66-2/3% of the aggregate principal amount of Foreign Revolving Obligations; provided that the Foreign Revolving Commitment of, and the portion of Foreign Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Foreign Revolving Lenders.

“Required Lenders” means, as of any date of determination, at least two Lenders having more than 66-2/3% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, at least two Lenders holding in the aggregate more than 66-2/3% of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Domestic L/C Obligations and Domestic Swingline Loans); provided that the commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or ordinance (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Property is subject.

“Responsible Officer” of any Person means (a) any of the chief executive officer, chief operating officer, president, chief financial officer, treasurer or controller of such Person and (b) with respect to execution and delivery of Loan Notices and Domestic L/C Applications, any (i) employee or agent of such Person (A) duly authorized by corporate resolutions to execute and deliver such Loan Notices and L/C Applications and (B) whose name appears in an incumbency certificate on file with the Administrative Agent or other authenticating document acceptable to the Administrative Agent, (ii) assistant treasurer or (ii) assistant controller.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Company in respect of its Capital Stock, or any payment

(whether in cash, securities or other property) for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Company or any option, warrant or other right to acquire any such Capital Stock of the Company, including any sinking fund payment or similar deposit, and (b) any prepayment, purchase or redemption of any Subordinated Debt of members of the Consolidated Group prior to scheduled maturity.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Domestic Letter of Credit, each of the following: (i) each date of issuance of a Domestic Letter of Credit denominated in U.S. Dollars, (ii) each date of an amendment of any such Domestic Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Domestic L/C Issuer under any Domestic Letter of Credit denominated in U.S. Dollars, (iv) in the case of the Existing Domestic Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the Domestic L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitments” means the Domestic Revolving Commitments and/or the Foreign Revolving Commitments, as appropriate.

“Revolving Committed Amount” means the Domestic Revolving Committed Amount and/or the Foreign Revolving Committed Amount, as appropriate.

“Revolving Lenders” means the Domestic Revolving Lenders and/or the Foreign Revolving Lenders, as appropriate.

“Revolving Loan” means the Domestic Revolving Loan and/or the Foreign Revolving Loan, as appropriate.

“Revolving Notes” means the Domestic Revolving Notes and/or the Foreign Revolving Notes, as appropriate.

“Revolving Obligations” means the Domestic Revolving Obligations and the Foreign Revolving Obligations.

“Revolving Termination Date” means December 15, 2010.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any member of the Consolidated Group, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property that such member of the Consolidated Group (a) has sold or transferred (or is to sell or transfer) to, or arranged the purchase by, a Person that is not a member of the Consolidated Group or (b) intends to use for substantially the same purpose as any other Property that has been sold or transferred (or is to be sold or transferred) by such member of the Consolidated Group to another Person that is not a member of the Consolidated Group in connection with such lease.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euro or an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Domestic L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euro or the relevant Alternative Currency, as applicable.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer to (i) a Subsidiary or Affiliate (a “Securitization Subsidiary”), or (ii) any other Person, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arising in the future) of such member of the Consolidated Group, and any assets related thereto, including, without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables, and other assets that are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Senior Unsecured Debt Rating” has the meaning provided in the definition of the term “Applicable Percentage”.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Domestic L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Domestic L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the Domestic L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Domestic L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Domestic Letter of Credit denominated in U.S. Dollars.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Properties” shall have the meaning provided in Section 6.16(a).

“Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment and of claim to the prior payment of the obligations of the Credit Parties under the Credit Documents on terms and conditions and evidenced by documentation satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary” means, as to any Person at any time, (a) any corporation more than fifty percent (50%) of whose Voting Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than fifty percent (50%) of the Voting Stock and (c) any Person otherwise constituting a “Subsidiary” as determined in accordance with GAAP.

“Supplier” has the meaning provided in Section 3.01(h).

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Rate” means, on any date of determination, for any Domestic Swingline Loan, the sum of: (a) the rate per annum equal to the British Bankers Association’s 30 day

LIBOR Rate (“30-day BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of 30-day BBA LIBOR as designated by the Administrative Agent from time) at approximately 4:00 p.m. (London time) on the date such rate shall apply; plus (b) 2.90%, minus (c) the Commitment Fee. If such rate is not available for any reason, then the “Swingline Rate”, on such date of determination, shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such 30-day interest period in same day funds in the approximate amount of the Swingline Loan by Bank of America and with a term equivalent to such 30-day interest period would be offered by Bank of America’s London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) on the day of commencement of such 30-day interest period; plus (b) 2.90%, minus (c) the Commitment Fee.

“Swingline Rate Loan” means any Loan bearing interest at a rate determined by reference to the Swingline Rate.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TEG Letter” has the meaning provided in Section 2.10.

“Threshold Amount” means US$25 million.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” and “US$” means dollars in lawful currency of the United States.

“VAT” means the value added tax of the applicable jurisdiction, as in effect from time to time.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” of any Person means any Subsidiary one hundred percent (100%) of whose Voting Stock (other than, with respect to Foreign Subsidiaries, Capital Stock held pursuant to director’s qualifying share requirements under applicable law) is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

“Yen” or “¥” means the lawful currency of Japan.

1.02 Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03 Accounting Terms and Provisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the Company’s fiscal year ended 2004 referenced in Section 5.01(f), except as otherwise specifically prescribed herein.

(b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

(c) If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

1.04 Rounding.

Notwithstanding anything herein to the contrary, determination of compliance with the financial covenants hereunder shall be made on a Pro Forma Basis.

Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Domestic L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Euro Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Euro) for purposes of the Credit Documents shall be such Euro Equivalent amount as so determined by the Administrative Agent or the Domestic L/C Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Domestic Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Euro, but such Borrowing, Eurocurrency Rate Loan or Domestic Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Euro Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Domestic L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies.

(a) The Foreign Borrowers may from time to time request that Foreign Revolving Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Euro) that is readily available and freely transferable and convertible into Euro. In the case of any such request with respect to the making of Foreign Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). The Administrative Agent shall promptly notify each Lender of any such request, and each Lender shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Foreign Revolving Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Foreign Revolving Loans to be made in such requested currency. If the Administrative Agent and all of the Lenders consent to making Foreign Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Foreign Revolving Loans, If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrowers.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

1.09 Domestic Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Domestic Letter of Credit at any time shall be deemed to mean the Euro Equivalent of the maximum face amount of such Domestic Letter of Credit after giving effect to all increases thereof contemplated by such Domestic Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.10 Limitation on Obligations of Foreign Credit Parties.

Notwithstanding anything set forth in this Credit Agreement or any other Credit Document to the contrary, no Foreign Credit Party and/or Foreign Subsidiary shall at any time be liable, directly or indirectly, for any portion of the Domestic Obligations, including, without limitation, the principal of the Domestic Revolving Loan or any interest thereon or fees payable with respect thereto (and the Domestic Credit Parties are solely liable for such Obligations), and no Property of any Foreign Credit Party and/or Foreign Subsidiary shall at any time serve, directly or indirectly, as Collateral or any other type of collateral or security for any portion of the Domestic Obligations.

ARTICLE II

CREDIT FACILITIES

2.01 Commitments.

(a) Domestic Revolving Loans. During the Commitment Period, each Domestic Revolving Lender severally agrees to make revolving credit loans (the “Domestic Revolving Loans”) to the Domestic Borrower in U.S. Dollars, from time to time, on any Business Day; provided that (i) the aggregate Outstanding Amount of Domestic Revolving Obligations shall not exceed FOUR HUNDRED THIRTY MILLION EURO (€430,000,000) (such aggregate amount, as it may be increased or decreased as provided herein, the “Aggregate Domestic Revolving Committed Amount”), (ii) the sum of the aggregate Outstanding Amount of Domestic Revolving Obligations plus the aggregate Outstanding Amount of Foreign Revolving Obligations shall not exceed FOUR HUNDRED THIRTY MILLION EURO (€430,000,000) (such aggregate amount, as it may be increased or decreased as provided herein, the “Aggregate Revolving Committed Amount”), and (iii) with regard to each Domestic Revolving Lender, such Lender’s Domestic Revolving Commitment Percentage of the aggregate Outstanding Amount of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount. Domestic Revolving Loans may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Domestic Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Domestic Letters of Credit. During the Commitment Period, (i) the Domestic L/C Issuer, in reliance upon the commitments of the Domestic Revolving Lenders set forth herein, agrees (A) to issue Domestic Letters of Credit denominated in U.S. Dollars for the account of the Domestic Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or extend Domestic Letters of Credit previously issued hereunder, and (C) to honor drawings under Domestic Letters of Credit; and (ii) the Domestic Revolving Lenders severally, irrevocably and unconditionally, agree to purchase from the Domestic L/C Issuer a participation interest in the Existing Domestic Letters of Credit and the Domestic Letters of Credit issued hereunder in an amount equal to such Lender’s Domestic Revolving Commitment Percentage thereof; provided that (A) the aggregate Outstanding Amount of Domestic L/C Obligations shall not exceed SIXTY FIVE MILLION EURO (€65,000,000) (such aggregate amount, as it may be increased or decreased as provided herein, the “Domestic L/C Sublimit”), (B) the aggregate Outstanding Amount of the Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount, (C) the sum of the aggregate Outstanding Amount of Domestic Revolving Obligations plus the aggregate Outstanding Amount of Foreign Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (D) with regard to each Domestic Revolving Lender, such Lender’s Domestic Revolving Commitment Percentage of the aggregate Outstanding Amount of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount. Subject to the terms and conditions hereof, each Domestic Borrower’s ability to obtain Domestic Letters of Credit shall be fully revolving, and accordingly each Borrower may obtain Domestic Letters of Credit to replace Domestic Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Domestic Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof. For the avoidance of doubt, no Domestic Letter of Credit shall be issued for the account of Millipore Cork or any Foreign Borrower which is incorporated in Ireland.

(c) Domestic Swingline Loans. During the Commitment Period, the Domestic Swingline Lender agrees, in reliance upon the commitments of the other Domestic Revolving Lenders set forth herein, to make revolving credit loans (the “Domestic Swingline Loans”) to the Domestic Borrower in U.S. Dollars on any Business Day; provided that (A) the aggregate Outstanding Amount of Domestic Swingline Loans shall not exceed SEVENTEEN MILLION FIVE HUNDRED THOUSAND EURO (€17,500,000) (such aggregate amount, as it may be increased or decreased as provided herein, the “Domestic Swingline Sublimit”), (B) the aggregate Outstanding Amount of the Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount, (C) the sum of the aggregate Outstanding Amount of Domestic Revolving Obligations plus the aggregate Outstanding Amount of Foreign Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (D) with regard to each Domestic Revolving Lender, such Lender’s Domestic Revolving Commitment Percentage of the aggregate Outstanding Amount of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount. Domestic Swingline Loans shall be comprised solely of Swingline Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Domestic Swingline Loan, each Domestic Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic Swingline Lender a participation interest in such Domestic Swingline Loan in an amount equal to the product of such Lender’s Domestic Revolving Commitment Percentage thereof; provided that the participation interest shall not be funded except on demand as provided in Section 2.04(b)(ii).

(d) Foreign Revolving Loans. During the Commitment Period, each Foreign Revolving Lender severally agrees to make revolving credit loans (the “Foreign Revolving Loans”) to the Foreign Borrowers in Euro or Alternative Currencies, from time to time, on any Business Day; provided that (i) the aggregate Outstanding Amount of Foreign Revolving Obligations shall not exceed FOUR HUNDRED THIRTY MILLION EURO (€430,000,000) (such aggregate amount, as it may be increased or decreased as provided herein, the “Aggregate Foreign Revolving Committed Amount”), (ii) the sum of the aggregate Outstanding Amount of Domestic Revolving Obligations plus the aggregate Outstanding Amount of Foreign Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, (iii) with regard to each Foreign Revolving Lender, such Lender’s Foreign Revolving Commitment Percentage of the aggregate Outstanding Amount of Foreign Revolving Obligations shall not exceed its respective Foreign Revolving Committed Amount and (iv) with regard to each Foreign

Borrower, the aggregate Outstanding Amount of its Foreign Revolving Obligations shall not exceed its respective Designated Borrower Limit. Foreign Revolving Loans shall consist of Eurocurrency Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof.

(e) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Company may, at any time, upon written notice to the Administrative Agent, increase the Aggregate Revolving Committed Amount (and the Aggregate Domestic Revolving Committed Amount and the Aggregate Foreign Revolving Committed Amount) by up to ONE HUNDRED THIRTY MILLION EURO (€130,000,000) to not more than FIVE HUNDRED SIXTY MILLION EURO (€560,000,000); provided that:

(i) the Company shall obtain commitments for the amount of the increase from existing Lenders (which shall be under no obligation to increase their commitments hereunder) or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, provided that such other commercial banks and financial institutions join in this Credit Agreement as Lenders by Lender Joinder Agreement or other arrangement reasonably acceptable to the Administrative Agent and the Domestic L/C Issuer;

(ii) none of the Arrangers, Bank of America, JP Morgan Chase Bank N.A. or ABN AMRO N.V. shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith;

(iii) any such increase shall be in a minimum aggregate principal amount of €4.3 million and integral multiples of €860,000 in excess thereof (or the remaining amount, if less);

(iv) if any Revolving Loans are outstanding at the time of any such increase, the Company shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Article III) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(v) payment of up front fees, if any, in respect of the new commitments so established; and

(vi) the conditions to the making of a Credit Extension set forth in Section 5.02 shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Company shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.

2.02 Borrowings, Conversions and Continuations under Domestic Revolving Loans and Foreign Revolving Loans.

(a) (i) Domestic Revolving Loans. With respect to Domestic Revolving Loans each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Domestic Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurocurrency Rate Loans denominated in U.S. Dollars, any conversion of Eurocurrency Rate Loans denominated in U.S.

Dollars to Base Rate Loans or any conversion of Base Rate Loans or Swingline Rate Loans to Eurocurrency Rate Loans denominated in U.S. Dollars, three Business Days prior to the requested date thereof and (ii) with respect to Borrowings of Base Rate Loans or Swingline Rate Loans, one Business Day prior to the requested date thereof.

(ii) Foreign Revolving Loans. With respect to Foreign Revolving Loans, each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Foreign Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Euro, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies other than Yen and (iii) five Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Yen;

provided, that, in each case, if the Borrowers request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in U.S. Dollars or Euro, as applicable, or (ii) five Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Euro or U.S. Dollars, or (ii) four Business Days (prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Lenders.

(b) Each telephonic notice by the Borrowers pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of a Borrower. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation shall be in a principal amount of (i) in the case of Loans denominated in U.S. Dollars, US$5 million and whole multiples of US$1 million in excess thereof, where such Loans are Eurocurrency Rate Loans, and US$500,000 and whole multiples of US$100,000 in excess thereof, where such Loans are Base Rate Loans or Swingline Rate Loans, (ii) in the case of Loans denominated in Euro, €5 million and whole multiples of €1 million in excess thereof, and (iii) in the case of Loans denominated in other Alternative Currencies (other than U.S. Dollars), a Euro Equivalent equal to €5 million and whole multiples of €1 million in excess thereof (rounded upward or downward in the discretion of the Administrative Agent to whole multiples of the Applicable Currency). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers’ request is with respect to Domestic Revolving Loans or Foreign Revolving Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed. If the Borrowers fail to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in U.S. Dollars. If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans, shall be made as, or converted to, Base Rate Loans with respect to Domestic Revolving Loans, and, Eurocurrency Rate Loans with an Interest Period of one month with respect to Foreign Revolving Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(c) Following its receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than U.S. Dollars, in each case as described in the preceding subsection. In the case of a Borrowing (other than a Borrowing of Foreign Revolving Loans), each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date of any Borrowing, there are Domestic L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Domestic L/C Borrowing, and second, shall be made available to the Borrowers as provided above.

(d) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and (ii) any conversion into, or continuation as, a Eurocurrency Rate Loan may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Domestic Revolving Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan (whether in Euro or any Alternative Currency) and no Foreign Revolving Loan may be continued as a Eurocurrency Rate Loan with an Interest Period greater than one month and (ii) at the request of the Required Lenders, any outstanding Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(e) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Loans.

2.03 Additional Provisions with respect to Domestic Letters of Credit.

(a) Obligation to Issue or Amend.

(i) The Domestic L/C Issuer shall not issue any Domestic Letter of Credit if:

(A) the expiry date of any such Domestic Letter of Credit would occur more than one year from the date of issuance, unless the Required Domestic Revolving Lenders shall have otherwise given their approval;

(B) the expiry date of any such Domestic Letter of Credit would occur after the Domestic L/C Expiration Date, unless either (1) the Required Domestic Revolving Lenders shall have otherwise given their approval or (2) on the Domestic L/C Expiration Date the Borrowers provide Cash Collateral on the Domestic L/C Expiration Date for any L/C Obligation which remains outstanding; or

(C) any such Domestic Letter of Credit is to be used for purposes other than those permitted under Section 7.09, unless the Required Domestic Revolving Lenders shall have otherwise given their approval.

(ii) The Domestic L/C Issuer shall be under no obligation to issue any Domestic Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Domestic L/C Issuer from issuing such Domestic Letter of Credit, or any Requirement of Law applicable to the Domestic L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Domestic L/C Issuer shall prohibit, or request that the Domestic L/C Issuer refrain from, the issuance of letters of credit generally or such Domestic Letter of Credit in particular or shall impose upon the Domestic L/C Issuer with respect to such Domestic Letter of Credit any restriction, reserve or capital requirement (for which the Domestic L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Domestic L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Domestic L/C Issuer in good faith deems material to it;

(B) the issuance of such Domestic Letter of Credit would violate any applicable Requirement of Law or one or more policies of the Domestic L/C Issuer;

(C) except as otherwise agreed by the Domestic L/C Issuer and the Administrative Agent, such Domestic Letter of Credit is in an initial stated amount less than US$100,000;

(D) with respect to Domestic Letters of Credit, such Domestic Letter of Credit is to be denominated in a currency other than U.S. Dollars; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender, unless the Domestic L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Domestic L/C Issuer’s risk with respect to such Lender.

(iii) The Domestic L/C Issuer shall not amend any Domestic Letter of Credit if the Domestic L/C Issuer would not be permitted at such time to issue such Domestic Letter of Credit in its amended form under the terms hereof.

(iv) The Domestic L/C Issuer shall be under no obligation to amend any Domestic Letter of Credit if:

(A) the Domestic L/C Issuer would have no obligation at such time to issue such Domestic Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Domestic Letter of Credit does not accept the proposed amendment to such Domestic Letter of Credit.

(v) The Domestic L/C Issuer shall act on behalf of the Lenders with respect to any Domestic Letters of Credit issued by it and the documents associated therewith. The Domestic L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the Domestic L/C Issuer in connection with Domestic Letters of Credit issued by them or proposed to be issued by it and Issuer Documents pertaining to such Domestic Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the Domestic L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Domestic L/C Issuer.

(b) Procedures for Issuance and Amendment; Auto-Extension Domestic Letters of Credit.

(i) Each Domestic Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the Domestic L/C Issuer (with a copy to the Administrative Agent) in the form of a Domestic L/C Application appropriately completed and signed by a Responsible Officer. Domestic L/C Applications must be received by the Domestic L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the Domestic L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Domestic Letter of Credit, such Domestic L/C Application shall specify in form and detail satisfactory to the Domestic L/C Issuer: (A) the proposed issuance date of the requested Domestic Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Domestic L/C Issuer may require. In the case of a request for an amendment of any outstanding Domestic Letter of Credit, such Domestic L/C Application shall specify in form and detail satisfactory to the Domestic L/C Issuer (A) the Domestic Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Domestic L/C Issuer may require. Additionally, the Borrowers shall furnish to the Domestic L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Domestic Letter of

Credit issuance or amendment, including any Issuer Documents, as the Domestic L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Domestic L/C Application, the Domestic L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Domestic L/C Application from the Borrowers and, if not, the Domestic L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the Domestic L/C Issuer has received written notice from the Administrative Agent, any Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Domestic Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the Domestic L/C Issuer shall, on the requested date, issue a Domestic Letter of Credit for the account of the Borrowers (or their Subsidiaries) or enter into the applicable amendment, as the case may be, in each case in accordance with the Domestic L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Domestic Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic L/C Issuer a risk participation in such Domestic Letter of Credit in an amount equal to such Lender’s Domestic Revolving Commitment Percentage thereof.

(iii) Promptly after its delivery of any Domestic Letter of Credit or any amendment to a Domestic Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Domestic L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Domestic Letter of Credit or amendment.

(iv) The Domestic L/C Issuer will provide to the Administrative Agent, at least quarterly and more frequently upon request of the Administrative Agent, a summary report on the Domestic Letters of Credit it has issued, including, among other things, on whose account each Domestic Letter of Credit is issued and each Domestic Letter of Credit’s beneficiary, face amount and expiry date.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Domestic Letter of Credit, the Domestic L/C Issuer shall notify the Domestic Borrower and the Administrative Agent thereof. The Domestic Borrower shall reimburse the Domestic L/C Issuer through the Administrative Agent promptly following notice in an amount equal to the amount of any such drawing. If the Domestic Borrower fails to make reimbursement to the Domestic L/C Issuer by 11:00 a.m. on the date of any payment by the Domestic L/C Issuer under a Domestic Letter of Credit (such date, a “Domestic L/C Honor Date”), for any reason, including lack of notice, the Administrative Agent shall promptly notify each Domestic Revolving Lender of the Domestic L/C Honor Date, the amount of the unreimbursed drawing (the “Domestic L/C Unreimbursed Amount”), and the amount of such Lender’s Domestic Revolving Commitment Percentage thereof. In such event, the Domestic Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Domestic L/C Honor Date in an amount equal to the Domestic L/C Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Domestic Revolving Committed Amount or the conditions set forth in Section 5.02. Any notice given by the Domestic L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the Domestic L/C Issuer, in U.S. Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Domestic Revolving Commitment Percentage of the Domestic L/C Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Domestic Borrower in such amount. The Administrative Agent shall remit the funds so received to the Domestic L/C Issuer in U.S. Dollars.

(iii) With respect to any Domestic L/C Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Domestic Borrower shall be deemed to have incurred from the Domestic L/C Issuer a Domestic L/C Borrowing in the amount of the Domestic L/C Unreimbursed Amount that is not so refinanced, which Domestic L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Domestic L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Domestic L/C Borrowing and shall constitute a Domestic L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Domestic Revolving Lender funds its Revolving Loan or Domestic L/C Advance pursuant to this Section 2.03(c) to reimburse the Domestic L/C Issuer for any amount drawn under any Domestic Letter of Credit, interest in respect of such Domestic Revolving Lender’s Domestic Revolving Commitment Percentage of such amount shall be solely for the account of the Domestic L/C Issuer.

(v) Each Domestic Revolving Lender’s obligation to make Domestic Revolving Loans or Domestic L/C Advances to reimburse the Domestic L/C Issuer for amounts drawn under Domestic Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Domestic Lender may have against the Domestic L/C Issuer, the applicable Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the Domestic L/C Issuer shall have complied with the applicable provisions of Section 2.03(b)(ii). No such making of a Domestic L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Domestic L/C Issuer for the amount of any payment made by the Domestic L/C Issuer under any Domestic Letter of Credit, together with interest as provided herein.

(vi) If any Domestic Revolving Lender fails to make available to the Administrative Agent for the account of the Domestic L/C Issuer any amount required to be paid by such Domestic Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the Domestic L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Domestic L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Domestic L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Domestic L/C Issuer has made a payment under any Domestic Letter of Credit and has received from any Domestic Revolving Lender such Domestic Revolving Lender’s Domestic L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Domestic L/C Issuer any payment in respect of the related Domestic L/C Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Domestic Revolving Lender its Domestic Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Domestic Revolving Lender’s Domestic L/C Advance was outstanding) in U.S. Dollars.

(ii) If any payment received by the Administrative Agent for the account of the Domestic L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Domestic L/C Issuer in its discretion), each Domestic Revolving Lender shall pay to the Administrative Agent for the account of the Domestic L/C Issuer its Domestic Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Domestic Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Domestic Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the Domestic L/C Issuer for each drawing under each Domestic Letter of Credit and to repay each Domestic L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Domestic Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any of their Subsidiaries may have at any time against any beneficiary or any transferee of such Domestic Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Domestc L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Domestic Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Domestic Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Domestic Letter of Credit;

(iv) any payment by the Domestic L/C Issuer under such Domestic Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Domestic Letter of Credit; or any payment made by the Domestic L/C Issuer under such Domestic Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Domestic Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries.

The Borrowers shall promptly examine a copy of each Domestic Letter of Credit and each amendment thereto that is delivered to the Borrowers and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Domestic L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the Domestic L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the Domestic L/C Issuer in such Capacity. Each Lender and the Borrowers agrees that, in paying any drawing under a Domestic Letter of Credit, the Domestic L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Domestic Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Domestic L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Domestic L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Domestic Letter of Credit or Domestic Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrowers’ use of any Domestic Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as the Borrowers may have against the beneficiary or transferee at law or under any other agreement. None of the Domestic L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Domestic L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Domestic L/C Issuer, and the Domestic L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers that such Borrowers prove were caused by the Domestic L/C Issuer’s willful misconduct or gross negligence or the Domestic L/C Issuer’s willful failure to pay under any Domestic Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Domestic Letter of Credit. In furtherance and not in limitation of the foregoing, the Domestic L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Domestic L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Domestic Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the Domestic L/C Issuer has honored any full or partial drawing request under any Domestic Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the respective Borrower shall, in each case, immediately Cash Collateralize the then-Outstanding Amount of its L/C Obligations, and the Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash

Collateral be provided in order to protect against the results of exchange rate fluctuations and (ii) Sections 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. The Domestic Borrower hereby grants to the Administrative Agent, for the benefit of the Domestic L/C Issuer and the Domestic Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Domestic L/C Issuer and the Domestic Borrowers when a Domestic Letter of Credit is issued (including any such agreement applicable to an Existing Domestic Letter of Credit), the rules of the ISP shall apply to each Domestic Letter of Credit.

(i) Domestic Letters of Credit Issued for Subsidiaries. Notwithstanding that a Domestic Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrowers, the Borrowers shall be obligated to reimburse the Domestic L/C Issuer for any and all drawings under such Domestic Letter of Credit. The Borrowers hereby acknowledges that the issuance of Domestic Letters of Credit for the account of any Borrower’s Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of such Subsidiaries.

(j) Domestic Letter of Credit Fees. The Borrowers shall pay Domestic Letter of Credit fees as set forth in Section 2.09(b).

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Domestic Issuer Document, the terms hereof shall control.

2.04 Additional Provisions with respect to Domestic Swingline Loans.

(a) Borrowing Procedures. Each Domestic Swingline Borrowing shall be made in U.S. Dollars upon the Borrowers’ irrevocable notice to the Domestic Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Domestic Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of US$100,000, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Domestic Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Domestic Borrower. Promptly after receipt by the Domestic Swingline Lender of any telephonic Loan Notice, the Domestic Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Domestic Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Domestic Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Domestic Swingline Borrowing (1) directing the Domestic Swingline Lender not to make such Domestic Swingline Loan as a result of the limitations set forth in this Article II, or (2) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Domestic Swingline Lender will, (A) not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Domestic Swingline Loan available to the Borrowers at its office by crediting the account of the Domestic Borrower on the books of the Domestic Swingline Lender in immediately available funds or (B) endeavor to make the amount of its Domestic Swingline Loan otherwise available as reasonably directed by the Borrowers.

(b) Refinancing.

(i) The Domestic Swingline Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Domestic Swingline Lender to so request on its behalf), that each Domestic Revolving Lender make a Domestic Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Domestic Revolving Commitment Percentage of Domestic Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans, the unutilized portion of the Aggregate Domestic Revolving Commitments or the conditions set forth in Section 5.02. The Domestic Swingline Lender shall furnish the Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Domestic Revolving Lender shall make an amount equal to its Domestic Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Domestic Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Domestic Revolving Lender that so makes funds available shall be deemed to have made a Domestic Revolving Loan that is a Base Rate Loan to the Domestic Borrower in such amount. In such case, the Administrative Agent shall remit the funds so received to the Domestic Swingline Lender.

(ii) If for any reason any Domestic Swingline Loan cannot be refinanced by such a Borrowing of Domestic Revolving Loans in accordance with Section 2.04(b)(i), the request for Domestic Revolving Loans submitted by the Domestic Swingline Lender as set forth herein shall be deemed to be a request by the Domestic Swingline Lender that each of the Domestic Revolving Lenders fund its risk participation in the relevant Domestic Swingline Loan and each Domestic Revolving Lender’s payment to the Administrative Agent for the account of the Domestic Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Domestic Revolving Lender fails to make available to the Administrative Agent for the account of the Domestic Swingline Lender any amount required to be paid by such Domestic Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the applicable time specified in Section 2.04(b)(i), the Domestic Swingline Lender shall be entitled to recover from such Domestic Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Domestic Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Domestic Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Domestic Revolving Lender’s obligation to make Domestic Revolving Loans or to purchase and fund risk participations in Domestic Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Domestic Swingline Lender, the applicable Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the Domestic

Swingline Lender has complied with the provisions of Section 2.04(a). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Domestic Swingline Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Domestic Swingline Loan, if the Domestic Swingline Lender receives any payment on account of such Domestic Swingline Loan, such Domestic Swingline Lender will distribute to such Lender its Domestic Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Domestic Swingline Lender.

(ii) If any payment received by a Domestic Swingline Lender in respect of principal or interest on any Domestic Swingline Loan is required to be returned by such Domestic Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Domestic Swingline Lender in its discretion), each Domestic Revolving Lender shall pay to such Domestic Swingline Lender its Domestic Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Domestic Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d) Interest for Account of Domestic Swingline Lender. The Domestic Swingline Lender shall be responsible for invoicing the Domestic Borrower for interest on the Domestic Swingline Loans. Until each Domestic Revolving Lender funds its Domestic Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Domestic Revolving Lender’s Domestic Revolving Commitment Percentage of any Domestic Swingline Loan, interest in respect thereof shall be solely for the account of the Domestic Swingline Lender.

(e) Payments Directly to Domestic Swingline Lender. The Domestic Borrower shall make all payments of principal and interest in respect of the Domestic Swingline Loans, directly to the Domestic Swingline Lender.

2.05 Repayment of Loans.

(a) Domestic Revolving Obligations. The Outstanding Amount of Domestic Revolving Obligations (including the Outstanding Amount of any Domestic L/C Obligations not fully Cash Collateralized) shall be due and payable in full on the Revolving Termination Date.

(b) Foreign Revolving Obligations. The Outstanding Amount of Foreign Revolving Obligations shall be due and payable in full on the Revolving Termination Date.

(c) Domestic Swingline Loans. The Outstanding Amount of the Domestic Swingline Loans shall be repaid in full on the earlier to occur of (i) the date of demand by the Domestic Swingline Lender and (ii) the Revolving Termination Date.

2.06 Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i) in the case of Loans other than Domestic Swingline Loans, notice thereof must be received by 11:00 a.m. by the Administrative Agent at least (A) three Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in U.S. Dollars and Euro, (B) four Business Days prior to any date of prepayment, in the case of Eurocurrency Rate Loans denominated in Alternative Currencies other than Yen, (C) five Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Yen and (D) one Business Day prior to the date of prepayment, in the case of Base Rate Loans, and in each case, any such prepayment shall be a minimum principal amount of (A) in the case of Loans denominated in U.S. Dollars, US$5 million and whole multiples of US$1 million in excess thereof, where such Loans are Eurocurrency Rate Loans, and US$500,000 and whole multiples of US$100,000 in excess thereof, where such Loans are Base Rate Loans, (B) in the case of Loans denominated in Euro, €5 million and whole multiples of €1 million in excess thereof, and (C) in the case of Loans denominated in other Alternative Currencies (other than U.S. Dollars), a Euro Equivalent equal to €5 million and whole multiples of €1 million in excess thereof (rounded upward or downward in the discretion of the Administrative Agent to whole multiples of the Applicable Currency), or, in each case, the entire remaining principal amount thereof, if less; and

(ii) in the case of Domestic Swingline Loans, (A) notice thereof must be received by the Domestic Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent) and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Domestic Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Type(s) of Loans that are being prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

(b) Mandatory Prepayments.

(i) (A) Domestic Revolving Commitments. If at any time (1) the sum of the aggregate Outstanding Amount of Domestic Revolving Obligations plus the aggregate Outstanding Amount of Foreign Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (2) the Outstanding Amount of Domestic Revolving Obligations shall exceed the Aggregate Domestic Revolving Committed Amount, (3) the Outstanding Amount of Domestic L/C Obligations shall exceed the Domestic L/C Sublimit, or (4) the Outstanding Amount of Domestic Swingline Loans shall exceed the Domestic Swingline Sublimit, prepayment will be made not later than the next Business Day on or in respect of the Domestic Revolving Obligations in an amount equal to the difference; provided, however, that, except with respect to clause (3), Domestic L/C

Obligations will not be Cash Collateralized hereunder until the Domestic Revolving Loans and Domestic Swingline Loans have been paid in full.

(B) Foreign Revolving Commitments. If at any time (1) the sum of the aggregate Outstanding Amount of Domestic Revolving Obligations plus the aggregate Outstanding Amount of Foreign Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (2) the Outstanding Amount of Foreign Revolving Obligations shall exceed the Aggregate Foreign Revolving Committed Amount or (3) the aggregate principal amount of Foreign Revolving Obligations owing by any Designated Borrower shall exceed its respective Designated Borrowing Limit, prepayment will be made not later than the next Business Day on or in respect of the Foreign Revolving Obligations in an amount equal to the difference.

(ii) Asset Dispositions. Prepayment will be made on the Loan Obligations on the Business Day following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to 75% of the Net Cash Proceeds received from any Asset Disposition by any member of the Consolidated Group, to the extent (A) such proceeds are not reinvested in assets useful in the business of a member of the Consolidated Group within twelve months of the date of such Asset Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds US$35 million in any fiscal year.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurocurrency Rate Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers. Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii) Mandatory Prepayments. Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A) (1) Mandatory prepayments in respect of the Domestic Revolving Commitments under subsection (b)(i)(A) above shall be applied to the respective Domestic Revolving Obligations as appropriate.

(2) Mandatory prepayments in respect of the Foreign Revolving Commitments under subsection (b)(i)(B) above shall be applied to the respective Foreign Revolving Obligations as appropriate.

(B) Mandatory prepayments in respect of Asset Dispositions under subsection (b)(ii) above shall be applied, (1) if the assets subject to a prepayment resulting from an Asset Disposition were owned by a Foreign Subsidiary to outstanding Foreign Revolving Loans as selected by the Foreign Borrowers and (2) if the assets subject to a prepayment resulting from an Asset Disposition were owned by a Domestic Subsidiary, to the Domestic Revolving Obligations, first, to the Domestic Revolving Loans and, second, to Cash Collateralize outstanding Domestic Letters of Credit.

2.07 Termination or Reduction of Commitments.

(a) Voluntary Reductions. The Domestic Revolving Commitments and/or the Foreign Revolving Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrowers to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of €8.6 million and integral multiples of €860,000 in excess thereof; (ii) neither the Domestic Revolving Commitments nor the Foreign Revolving Commitments may be reduced to an amount less than the Loan Obligations then outstanding thereunder, respectively, and (iii) if, after giving effect to any reduction the Domestic Revolving Commitments and/or the Foreign Revolving Commitments, the Domestic L/C Sublimit, any Designated Borrower Limit or the Domestic Swingline Sublimit exceeds the amount of the Domestic Revolving Commitments or the Foreign Revolving Commitments, as applicable, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will give prompt notice to the Lenders of any such reduction in the Domestic Revolving Commitments and/or the Foreign Revolving Commitments. Any reduction of the Domestic Revolving Commitments and/or the Foreign Revolving Commitments shall be applied to the Domestic Revolving Commitment and/or Foreign Revolving Commitment of each Lender according to its Domestic Revolving Commitment Percentage or Foreign Revolving Commitment Percentage, as applicable. All commitment or other fees accrued with respect thereto through the effective date of any termination of the Domestic Revolving Commitments and/or the Foreign Revolving Commitments shall be paid on the effective date of such termination.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Domestic Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Swingline Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Commitment Fee. The Company will pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the “Commitment Fee”) equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount shall exceed the aggregate amount of Revolving Obligations (other than Domestic Swingline Obligations). The Commitment Fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V is not met, shall be payable in Euro and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date. The Commitment Fee will be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes hereof, Domestic Swingline Loans will not be counted toward or be considered as usage under the Aggregate Revolving Commitments.

(b) Fees with respect to Domestic Letter of Credit.

(i) Domestic Letter of Credit Fee. In consideration of the issuance of Domestic Letters of Credit, the Domestic Borrower promises to pay to the Administrative Agent for the account of each Lender in U.S. Dollars a fee (the “Domestic Letter of Credit Fee”) on such Domestic Revolving Lender’s Domestic Revolving Commitment Percentage of the Euro Equivalent of the average daily maximum amount available to be drawn under each such Domestic Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Domestic Letter of Credit Fee shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Domestic Letter of Credit, on the Domestic L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each Domestic Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Domestic Revolving Lenders, while any Event of Default exists, all Domestic Letter of Credit Fees shall accrue at the Default Rate.

(ii) Domestic Letter of Credit Fronting Fee and Documentary and Processing Charges Payable to Domestic L/C Issuer. The Domestic Borrower shall pay directly to the Domestic L/C Issuer for its own account, in U.S. Dollars, a fronting fee with respect to each Domestic Letter of Credit at the rate and at the times specified in the Administrative Agent’s Fee Letter or as otherwise agreed between the Domestic Borrower and the Domestic L/C Issuer. In addition, the Domestic Borrower shall pay directly to each Domestic L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Domestic L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in U.S. Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Effective Global Rate. To comply with the provisions of Articles L313-4 and L313-5 of the French Monetary and Financial Code, the Borrowers and the Lenders declare that the effective global rate for each of the Loans cannot be calculated for the total duration of this Credit Agreement, primarily because of the floating rate of interest and adjustable margin applicable to the Loans and the relevant Borrower’s selection of the duration of each Interest Period. However, an example of the effective global rate calculation substantially in the form set out in Schedule 2.10 (a “TEG Letter”) shall be provided to each Borrower incorporated in France by the Administrative Agent as of the date of this Credit Agreement and on the date on which a Borrower incorporated in France accedes to this Credit Agreement.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Euro or an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Euro or an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euro or such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement, with respect to Domestic Revolving Obligations, be made in the Administrative Agent’s Office with respect to Credit Extensions in U.S. Dollars and, with respect to Foreign Revolving Obligations, the Administrative Agent’s Office with respect to Credit Extensions in Euro and Alternative Currencies. If, for any reason, the Borrowers are prohibited by any law from making any required payment hereunder in an Alternative Currency, the

Borrowers shall make such payment in Euro in the Euro Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in U.S. Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Euro or an Alternative Currency (other than U.S. Dollars), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Domestic L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Domestic L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Domestic L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Domestic L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Domestic Letters of Credit and Domestic Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Allocation of Funds. If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, Domestic L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal, Domestic L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Domestic L/C Borrowings then due to such parties.

2.12 Sharing of Payments By Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in Domestic L/C Obligations or in Domestic Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in Domestic L/C Obligations and Domestic Swingline Loans of the other Lenders, if such Lender is a Domestic Revolving Lender, or make such other adjustments among the group of Domestic Revolving Lenders or Foreign Revolving Lenders, as applicable, or as shall be equitable, so that the benefit of all such payments shall be shared by the Domestic Revolving Lenders or Foreign Revolving Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Domestic L/C Obligations or Domestic Swingline Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Domestic Letters of Credit and Domestic Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14 Designated Borrowers.

(a) Effective as of the date hereof, each Subsidiary set forth on Schedule 2.14 shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Credit Agreement.

(b) The Company may request that any of its Foreign Subsidiaries (each, an “Applicant Borrower”) be designated a Designated Borrower by delivery of a written request to the Administrative Agent, together with an executed copy of the Borrower Joinder Agreement, including the Designated Borrower Limit requested for such Applicant Borrower. The Administrative Agent will promptly notify the Lenders of any such request and will provide the Lenders with a copy of such Borrower Joinder Agreement. Designation of any Applicant Borrower as a Designated Borrower and approval of its Designated Borrowing Limit is subject to (i) the prior consent of the Lenders; (ii) delivery of each executed promissory note as may be requested by any Foreign Revolving Lender in connection therewith; and (iii) delivery of supporting resolutions, articles of incorporation and bylaws (or their equivalents), incumbency certificates, opinions of counsel and such other items as the Administrative Agent and the

Required Lenders may request. The designation of an Applicant Borrower as a Designated Borrower shall be effective ten Business Days after (1) receipt by the Administrative Agent of the consent of the Required Lenders and (2) receipt by the Administrative Agent of each of the items required pursuant to clauses (ii) and (iii) herein. Such Designated Borrower shall thereupon become a Designated Borrower and a Credit Party hereunder and shall be (1) entitled to all rights and benefits of a Designated Borrower hereunder and under each of the Credit Documents and (2) subject to all obligations of a Designated Borrower hereunder and under the Credit Documents.

(c) The Company may from time to time (but not more frequently than once per fiscal quarter of the Company), with consent of the Required Lenders, increase the Designated Borrower Limit with respect to any Designated Borrower; provided, however, that the Designated Borrower Limit shall not exceed the Aggregate Foreign Revolving Committed Amount. The Administrative Agent will promptly notify the Foreign Revolving Lenders of any such increase of a Designated Borrower’s Designated Borrower Limit.

(d) The Company may from time to time, upon not less than 15 Business Days’ notice from the Foreign Borrowers to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Foreign Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Foreign Revolving Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15 Several and Not Joint Liability of Foreign Borrower.

Notwithstanding anything to the contrary contained herein, the obligations of the Foreign Borrowers under this Credit Agreement and the other Credit Documents shall be several, and not joint, in nature (except as provided in Article IV) and shall be limited to the Foreign Obligations, provided that the Foreign Borrowers expressly waive any requirement that the Administrative Agent or any holder of the Foreign Obligations, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the Foreign Obligations.

ARTICLE III

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Credit Parties shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) other than as a result of the Lender’s failure to comply with this Section 3.01 or with Section 3.06, from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Domestic L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Credit Parties shall make such deductions and (iii) the Credit Parties shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the Domestic L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Domestic L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Domestic L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Domestic L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent as will enable a Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the

Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or any Borrower, as the Administrative Agent or any Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by such Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that a Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, a Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Domestic L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Domestic L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the Domestic L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Domestic L/C Issuer in the event the Administrative Agent, such Lender or the Domestic L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Domestic L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) Stamp Taxes. Each Credit Party shall pay within five Business Days of demand, and indemnify each Lender or Domestic L/C Issuer against, any cost, loss or liability that any Lender or the Domestic L/C Issuer incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Credit Document (other than resulting from any transfer or sub-participation by a Lender or other Domestic L/C Issuer); provided that such Lender or Domestic L/C Issuer shall make reasonable efforts to minimize the impact of such stamp duty, stamp duty land tax, registration or other similar Taxes arising under the Credit Documents.

(h) Value Added Tax.

(i) All amounts set out, or expressed to be payable under any Credit Document by any Participant to any Lender or the Domestic L/C Issuer which (in whole or in part) constitute consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (iii) below, if VAT is chargeable on any supply made by a Lender or Domestic L/C Issuer to any Participant under a Credit Document, that Participant shall pay to the Lender or Domestic L/C Issuer (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Lender or Domestic L/C Issuer shall promptly provide an appropriate VAT invoice to such Participant). Where, for the purpose of the service supply giving rise to the payment liable to VAT, a Lender or Domestic L/C Issuer belongs to a member state of the European Union different from that where the Participant belongs, that Lender or Domestic L/C Issuer shall provide to the relevant Participant before the payment is made, its value added tax identification number.

(ii) If VAT is chargeable on any supply made by any Lender or Domestic L/C Issuer (the “Supplier”) to any other Lender or the Domestic L/C Issuer (the “Recipient”) under a Credit Document, and any Participant (the “Relevant Participant”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Participant shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Participant an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Credit Document requires any Participant to reimburse a Lender or Domestic L/C Issuer for any costs or expenses, that Participant shall also at the same time pay and indemnify the Lender or Domestic L/C Issuer against all VAT incurred by the Lender or Domestic L/C Issuer in respect of the costs or expenses to the extent that the Lender or Domestic L/C Issuer for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

3.02 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Euro or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Euro or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in U.S. Dollars, to convert Loans that are Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in U.S. Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Euro or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Euro or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

3.04 Increased Cost; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Domestic L/C Issuer;

(ii) subject any Lender or the Domestic L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Domestic Letter of Credit, any participation in a Domestic Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Domestic L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Domestic L/C Issuer);

(iii) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or Domestic L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans made by such Lender or any Domestic Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Domestic L/C Issuer of participating in, issuing or maintaining any Domestic Letter of Credit (or of maintaining its obligation to participate in or to issue any Domestic Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Domestic L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Domestic L/C Issuer, the applicable Borrowers will pay to such Lender or Domestic L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Domestic L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Domestic L/C Issuer determines that any Change in Law affecting such Lender or the Domestic L/C Issuer or any Lending Office of such Lender or such Lender’s or the Domestic L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Domestic L/C Issuer’s capital or on the capital of such Lender’s or the Domestic L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Domestic Letters of Credit held by, such Lender, or the Domestic Letters of Credit issued by the Domestic L/C Issuer, to a level below that which such Lender or the Domestic L/C Issuer or such Lender’s or the Domestic L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Domestic L/C Issuer’s policies and the policies of such Lender’s or the Domestic L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Domestic L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Domestic L/C Issuer or such Lender’s or the Domestic L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Domestic L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the Domestic L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Domestic L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Domestic L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Domestic L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Domestic L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Domestic L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Domestic L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

(c) any failure by the Borrowers to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 Survival Losses.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations and Foreign Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

(a) Each of the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Each of the Foreign Guarantors hereby severally guarantees to the Administrative Agent and each of the holders of the Foreign Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each of the Foreign Guarantors hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor (in its capacity as such) under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

4.02 Obligations Unconditional.

(a) The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.

(b) The obligations of the Foreign Guarantors under Section 4.01 are several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Foreign Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Foreign Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each of the Foreign Guarantors agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrowers or any other Foreign Guarantor for amounts paid under this Article IV until such time as the Foreign Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.

(c) Without limiting the generality of the foregoing subsections (a) and (b), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

(d) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers, consents and supplements to the Credit Documents and other documents relating to the Obligations, or the compromise, release or exchange of collateral or security, and all other notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Obligations. In addition:

(a) The obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

(b) The obligations of each Foreign Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any Debtor Relief Law or otherwise, and each of the Foreign Guarantors agrees that it will indemnify the Administrative Agent and each holder of the Foreign Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, (c) it will not assert any defenses (i) with respect to any change in the corporate existence or structure of any Borrower, (ii) with respect to any Law of any jurisdiction or any event affecting any term of the obligations of each Guarantor under this Article IV or (iii) as a result or related to any other circumstance that might constitute a defense of any Borrower or any Guarantor, (d) it will not assert any claims or set-off rights that such Guarantor may have and (e) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Credit Documents or the other documents and agreements relating to the Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

(a) The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

(b) Each of the Foreign Guarantors agrees that, to the fullest extent permitted by Law, as between the Foreign Guarantors, on the one hand, and the holders of the Foreign Obligations, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Foreign Guarantors for purposes of Section 4.01. Each of the Foreign Guarantors acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Foreign Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

(a) The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

(b) The Foreign Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each of the Foreign Guarantors shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Foreign Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07 Guaranty of Payment; Continuing Guarantee.

(a) The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

(b) The guarantee given by the Foreign Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

4.08 Limitation on Guaranty by French Guarantors.

(a) The obligations of any Foreign Guarantor which is incorporated or established in France (a “French Guarantor”), if any, under this Article IV:

(i) will not extend to cover any indebtedness which, if they did so extend, would cause the infringement of article L225-216 of the French Code de Commerce (in the case of a Credit Party incorporated or established in France to which such provision applies); and

(ii) shall be limited to a guarantee of:

(A) the Foreign Obligations of such French Guarantor’s Subsidiaries under the Credit Documents; and

(B) the Foreign Obligations of any other Foreign Credit Party under the Credit Documents, where that Foreign Credit Party is not a Subsidiary of that French Guarantor, up to an amount equal to the amounts borrowed (directly or by way of intra-group loan) by that French Guarantor or such French Guarantor’s Subsidiaries under this Credit Agreement, in each case which remain outstanding at the time of enforcement of the guarantee given by that French Guarantor under this Article IV.

(b) For the avoidance of doubt, it is acknowledged that such French Guarantors, if any, are not acting jointly and severally and are not, between themselves (co-débiteurs solidaires) as to their obligations pursuant to the guarantees given pursuant to this Article IV.

4.09 Limitation on Guaranty by Luxembourg Guarantors.

Notwithstanding any provisions to the contrary in this Credit Agreement, in respect of all of the obligations and liabilities of any Guarantor incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”), the maximum liability of each Luxembourg Guarantor under this Credit Agreement with respect to the obligations and liabilities of any other Credit Party which would not be a direct or indirect wholly-owned subsidiary of the Luxembourg Guarantor shall be limited at any time to an amount not exceeding the maximum financial capacity of the Luxembourg Guarantor, such maximum financial capacity being limited to 95% of the Net Assets of such Luxembourg Guarantor, where “Net Assets” means the Luxembourg Guarantor’s shareholder’s equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (Capitaux Propres) as calculated on the basis of such Luxembourg Guarantor’s most recent financial statements (Comptes Annuels) approved by such Luxembourg Guarantor’s board of directors/managers or shareholders’ meeting in accordance with Luxembourg company laws, available at the date of the relevant payment obligation hereunder and certified by the statutory auditor(s).

ARTICLE V

CONDITIONS

5.01 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Extensions of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

(a) Executed Credit Documents. Receipt by the Administrative Agent of: (i) multiple counterparts of this Credit Agreement and (ii) a Revolving Note for each Lender, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinions. Receipt by the Administrative Agent of (i) multiple counterparts of the signed opinion of Ropes & Gray LLP for the Domestic Credit Parties and (ii) forms of final opinion from domestic local counsel and foreign counsel for the other Credit Parties (with signed multiple counterparts of such opinions of domestic local counsel and foreign counsel to be delivered to the Administrative Agent as provided in Section 7.12), in each case relating to the Credit Documents and the transactions contemplated therein, in form and substance satisfactory to the Administrative Agent and the Lenders.

(c) Absence of Legal Proceedings. There shall not exist any action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(d) Corporate Documents. Receipt by the Administrative Agent of the following (or the equivalent) for each of the Credit Parties:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party (and, in the case of each Foreign Credit Party, incorporated in France, a K-bis extract not more than 30 days old) certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary, assistant secretary or director of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws (and, in the case of each Foreign Credit Party, incorporated in France, its statuts), operating agreement or equivalent of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the board of directors (except in the case of Millipore SAS) of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary, assistant secretary or director of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Certificates of good standing (and, in the case of each Foreign Credit Party incorporated in France, a non-bankrupcy certificate (certificat de non-faillite) not more than 30 days old), existence or the equivalent, if relevant, certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing would be reasonably likely to have a material adverse effect on the business or operations in such state.

(v) Officer’s Certificate. An officer’s certificate for each of the Credit Parties dated as of the Closing Date substantially in the form of Exhibit 5.01(d)(v) with appropriate insertions and attachments or such other form acceptable to the Administrative Agent with appropriate insertions and attachments acceptable

(e) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Company as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) each Credit Party is in compliance with all existing financial obligations, except as would not reasonably be expected to have a Material Adverse Effect, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action that could have a Material Adverse Effect on the transactions contemplated hereby being taken by any authority, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, and no order, decree, judgment, ruling or injunction restrains the consummation of the transactions contemplated in the Credit Documents, and (D) immediately after giving effect to the initial Loans made and Domestic Letters of Credit issued on the Closing Date, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (3) the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 8.02 (assuming for purposes hereof that such financial covenants were measured as of, and for the twelve-month period ending on, such date).

(f) Financial Statements. The Administrative Agent shall have received each of the following:

(i) The audited consolidated balance sheets of the Consolidated Group for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years (including the notes thereto), prepared in accordance with GAAP; and

(ii) The unaudited consolidated and consolidating financial statements of the Consolidated Group for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters, prepared in accordance with GAAP.

(g) Replacement of the Existing Credit Agreement. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, of repayment of the loans and obligations owing by the Company and its Subsidiaries under the Existing Credit Agreement and termination of the commitments thereunder.

(h) TEG Letter. The Administrative Agent shall have received a TEG Letter duly countersigned by each Foreign Borrower incorporated in France.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to make any Credit Extension hereunder (including the initial Credit Extension to be made hereunder) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and that are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Credit Extension as if made on and as of such date (except for those that expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of such Credit Extension or after giving effect to such Credit Extension unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Compliance with Certain Financial Covenants on a Pro Forma Basis. For all Credit Extensions other than Domestic Swingline Loans, the Company shall be in compliance with the Consolidated Total Leverage Ratio covenant after giving effect to the requested Credit Extension on a Pro Forma Basis.

Each request for a Credit Extension and each acceptance by the Company of a Credit Extension shall be deemed to constitute a representation and warranty by the Company as of the date of such Credit Extension that the applicable conditions in this Section 5.02 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit hereunder, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:

6.01 Financial Condition.

Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition (including disclosure of all material liabilities, contingent or otherwise required to be included therein) and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes:

(a) the audited consolidated balance sheets of the Company and its consolidated subsidiaries dated as of December 31, 2002, December 31, 2003 and December 31, 2004, together with the related audited statements of income, stockholders’ equity and cash flows for the respective fiscal years then ended, certified by PricewaterhouseCoopers LLP or other certified public accountants of nationally recognized standing acceptable to the Administrative Agent;

(b) the unaudited, company-prepared consolidated balance sheets of the Consolidated Group for the fiscal quarters ending June 30, 2005 and September 30, 2005, together with the related unaudited company-prepared statements of income, stockholders’ equity and cash flows for the applicable periods; and

(c) after the Closing Date, the annual and quarterly financial statements provided in accordance with Sections 7.01(a) and (b).

6.02 No Material Adverse Effect.

Since the date of the most recent annual audited financial statements referenced in Section 6.01(a), there has been no circumstance, development or event relating to or affecting the members of the Consolidated Group which has had or could reasonably be expected to have a Material Adverse Effect.

6.03 Organization; Existence; Compliance with Law.

Each of the members of the Consolidated Group (a) is duly organized or incorporated, validly existing in good standing, if relevant, under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all material Requirements of Law (including, without limitation, FDA Law), except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.04 Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained, such filings as are required by the SEC and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05 No Legal Bar.

The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the Extensions of Credit will not violate in any material Requirement of Law or any material Contractual Obligation of any member of the Consolidated Group (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

6.06 No Material Litigation and Disputes.

(a) No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (including, without limitation, the FDA) is pending or, to the best knowledge of the Company, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (a) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(b) No default exists and, to the best knowledge of the Company, no default has been asserted, under any material Contractual Obligations to which any members of the Consolidated Group are party that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.07 No Defaults.

No Default or Event of Default has occurred and is continuing.

6.08 Ownership and Operation of Property.

Each of the members of the Consolidated Group (i) has good record and marketable title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens, and (ii) has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business.

6.09 Intellectual Property.

Each of the members of the Consolidated Group owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, patents, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any such claim, and the use of such Intellectual Property by the members of the Consolidated Group does not, to the knowledge of the Company, infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.10 No Burdensome Restrictions.

No Requirement of Law or Contractual Obligation of the members of the Consolidated Group would be reasonably expected to have a Material Adverse Effect.

6.11 Taxes.

Each of the members of the Consolidated Group has filed or caused to be filed all income tax returns (federal, state, local and foreign) and all other material tax returns that are required to be filed and has paid (i) all amounts shown therein to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing, except for such taxes that are not yet delinquent or as are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts. No tax claim or assessment has been asserted against members of the Consolidated Group which if adversely determined could reasonably be expected to have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Governmental Regulations, Etc.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Domestic Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Consolidated Group on a consolidated basis) will be margin stock.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14 Subsidiaries.

Set forth on Schedule 6.14 are all of the Subsidiaries of the Company, as well as the jurisdiction of organization.

6.15 Use of Proceeds.

(a) Credit Extensions that are Domestic Revolving Loans, Domestic Swingline Loans or Domestic Letters of Credit shall be used: (i) to refinance existing Indebtedness and (ii) for working capital, capital expenditures and other lawful corporate purposes, including Permitted Acquisitions, Permitted Investments, and Restricted Payments otherwise permitted.

(b) Credit Extensions that are Foreign Revolving Loans shall be used (i) to refinance existing Indebtedness, (ii) for working capital, capital expenditures and other lawful corporate purposes, including Permitted Acquisitions, Permitted Investments and Restricted Payments otherwise permitted and, either directly or indirectly, to finance dividend distributions by the Foreign Borrowers.

6.16 Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company:

(a) Each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the “Businesses”), and there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Subject Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) None of the members of the Consolidated Group has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any member of the Consolidated Group have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Company, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.17 No Material Misstatements.

None of (i) the information contained in that certain Confidential Offering Memorandum dated as of November 2005, or (ii) any other information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Credit Parties represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.18 Labor Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) There are no strikes or lockouts against any members of the Consolidated Group pending or, to the best knowledge of the Company, threatened;

(b) The hours worked by and payments made to employees of the Consolidated Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any case where a Material Adverse Effect could reasonably be expected to occur as a result of the violation thereof;

(c) All payments due from members of the Consolidated Group, or for which any claim may be made against a member of the Consolidated Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective members of the Consolidated Group; and

(d) None of the members of the Consolidated Group is party to a collective bargaining agreement (excluding customary or legally imposed labor practices applicable to the same type or similar businesses in a given jurisdiction).

There are no labor matters pending or, to the best knowledge of the Company, threatened by or against the members of the Consolidated Group, and none of such labor matters, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.19 Governmental Approvals.

Except as would not reasonably be expected to have a Material Adverse Effect, each of the members of the Consolidated Group has, to the extent applicable: (i) obtained (or been duly assigned) all required approvals of any Governmental Authority (including, without limitation, the FDA) for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated and as presently contemplated to be operated; (ii) obtained and maintains in good standing all required licenses; and (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies. All such required approvals are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

6.20 Representations as to Foreign Credit Parties.

Each of the Borrowers and each Foreign Credit Party represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Credit Party is subject to civil and commercial Laws with respect to its obligations under this Credit Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Credit Party, the “Applicable Foreign Credit Party Documents”), and the execution, delivery and performance by such Foreign Credit Party of the Applicable Foreign Credit Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Credit Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Credit Party is organized and existing in respect of its obligations under the Applicable Foreign Credit Party Documents.

(b) The Applicable Foreign Credit Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Credit Party is organized and existing for the enforcement thereof against such Foreign Credit Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Credit Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Credit Party Documents that the Applicable Foreign Credit Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Credit Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Credit Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Credit Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Credit Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Credit Party Documents or (ii) on any payment to be made by such Foreign Credit Party pursuant to the Applicable Foreign Credit Party Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Credit Party Documents executed by such Foreign Credit Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Credit Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Domestic Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

7.01 Information Covenants.

The Company will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within ninety days after the close of each fiscal year of the Company or, if earlier, on such date required to be filed with the SEC, a consolidated balance sheet and income statement of the members of the Consolidated Group as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the members of the Consolidated Group as a going concern or any other material qualifications or exceptions.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five days after the close of each fiscal quarter of Company (other than the fourth fiscal quarter, in which case ninety days after the end thereof) or, if earlier, on such date required to be filed with the SEC, a consolidated balance sheet and income statement of the members of the Consolidated Group as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Responsible Officer of the Company to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the members of the Consolidated Group and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

As to any information contained in materials furnished pursuant to Section 7.01(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b) above, a certificate of a Responsible Officer of the Company substantially in the form of Exhibit 7.01(c) (a “Compliance Certificate”), (i) demonstrating compliance with the financial covenants contained in Section 8.02 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Company proposes to take with respect thereto.

(d) Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Company or its board of directors in connection with any annual, interim or special audit of the books of the Company.

(e) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the SEC, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any member of the Consolidated Group shall send to its shareholders or to a holder of any Indebtedness owed by any member of the Consolidated Group in its capacity as such a holder and (ii) upon the request of the Administrative Agent, (A) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, (B) all reports, notices and written information to or from the FDA concerning non-compliance with FDA Law, alleged non-compliance with FDA Law, or any sanctioning action of the FDA, and (C) the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(f) Notices. Upon any Responsible Officer of the Company obtaining knowledge thereof, the Company will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Company propose to take with respect thereto and (ii) the occurrence of any of the following with respect to any member of the Consolidated Group (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including, without limitation, FDA Law and Environmental Laws, the violation of which could have a Material Adverse Effect.

(g) ERISA. Upon any Responsible Officer of the Company obtaining knowledge thereof, the Company will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any event or condition, including, without limitation, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event.

(h) Environmental.

(i) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.16 to be untrue in any material respect, the Company will furnish or cause to be furnished to the Administrative Agent, at the Company’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Subject Properties and as to the compliance by any member of the Consolidated Group with Environmental Laws at such Subject Properties. If the Company fails to deliver such an environmental report within seventy-five days after receipt of such written request then the Administrative Agent may arrange for same, and the members of the Consolidated Group hereby grant to the Administrative Agent and their representatives access to the Subject Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Company on demand and added to the obligations hereunder.

(ii) The members of the Consolidated Group will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could have a Material Adverse Effect.

(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any member of the Consolidated Group as the Administrative Agent or the Required Lenders may reasonably request.

(j) Form and Format. Dissemination of information and reports under this Section may be accomplished by posting to an approved Intralinks site, email distribution or other arrangement acceptable to the Administrative Agent and the Lenders. Electronic deliveries will be provided in formatting (Microsoft WORD, Microsoft EXCEL, etc.) as reasonably requested by the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the

Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 7.01(c) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that the Administrative Agent will make available to the Lenders and the Domestic L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties hereby agree that (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (2) by marking the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Credit Party Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws; (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent shall be entitled to treat any Credit Party Materials that are not designated “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public”.

7.02 Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.05 or 8.06, the Company will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

7.03 Books and Records.

The Company will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with sound business practices and, with respect to Domestic Subsidiaries, on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.04 Compliance with Law.

The Company will, and will cause each of its Subsidiaries to, comply with all Laws and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.

7.05 Payment of Taxes and Other Indebtedness.

The Company will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no member of the Consolidated Group shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness that is being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could have a Material Adverse Effect.

7.06 Insurance.

The Company will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including workers’ compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The present insurance coverage of the members of the Consolidated Group is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.06.

7.07 Maintenance of Property.

The Company will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.08 Performance of Obligations.

Except as would not reasonably be expected to have a Material Adverse Effect, the Company will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is a party or by which it is bound.

7.09 Use of Proceeds.

The Company will use the proceeds of Extensions of Credit solely for the purposes set forth in Section 6.15.

7.10 Audits/Inspections.

Upon reasonable notice and during normal business hours (or, following the occurrence and during the continuation of an Event of Default, at any time without notice), the Company will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.

7.11 Additional Guarantors.

(a) Where Domestic Subsidiaries that are not Guarantors (the “Non-Guarantor Domestic Subsidiaries”) shall at any time:

(i) in any instance for any such Non-Guarantor Domestic Subsidiary, constitute more than fifteen percent (15%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than fifteen percent (15%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, or

(ii) in the aggregate for all such Non-Guarantor Domestic Subsidiaries, constitute more than twenty percent (20%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than twenty percent (20%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter,

(clauses (i) and (ii) immediately above, collectively, the “Domestic Threshold Requirement”), then the Company shall (A) notify the Administrative Agent thereof within ten days after a Responsible Officer has knowledge thereof, and (B) within thirty days thereafter, (1) cause enough Domestic Subsidiaries to become a Domestic Guarantor by execution of a Guarantor Joinder Agreement, such that immediately after joinder as a Guarantor, the remaining Non-Guarantor Subsidiaries shall not in any instance, or collectively, exceed the Domestic Threshold Requirement and (2) deliver with the Guarantor Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request.

(b) Where Foreign Subsidiaries that are not Guarantors (the “Non-Guarantor Foreign Subsidiaries”) shall at any time in any instance for any such Non-Guarantor Foreign Subsidiary, constitute more than fifteen percent (15%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than fifteen percent (15%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter (the “Foreign Threshold Requirement”), then the Company shall (A) notify the Administrative Agent thereof within ten days after a Responsible Officer has knowledge thereof, and (B) within thirty days thereafter, (1) cause enough Foreign Subsidiaries to become a Foreign Guarantor by execution of a Guarantor Joinder Agreement, such that immediately after joinder as a Guarantor, the remaining Non-Guarantor Foreign Subsidiaries shall not in any instance, or collectively, exceed the Foreign Threshold Requirement and (2) deliver with the Guarantor Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request; provided, that clause (b) of this Section shall not require the joinder of a Non-Guarantor Foreign Subsidiary as a Guarantor to the extent prohibited by applicable Law.

7.12 Further Assurances.

(a) Payment of Fees and Expenses. Prior to or concurrently with the initial Credit Extension hereunder, the Credit Parties shall pay all of the fees and expenses owed by them to the Lenders and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent’s Fee Letter and fees and disbursements of legal counsel to the Administrative Agent.

(b) Executed Legal Opinions. Prior to the initial Credit Extension hereunder, the Administrative Agent shall have received multiple counterparts of opinions of domestic local counsel and foreign counsel in the form provided to the Administrative Agent on the Closing Date.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Domestic Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

8.01 Indebtedness.

The Company will not, nor will it permit any other member of the Consolidated Group to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing or arising under this Credit Agreement or the other Credit Documents;

(b) Indebtedness of the Company and its Subsidiaries existing on the Closing Date and set forth on Schedule 8.01, and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness;

(c) purchase money Indebtedness (including obligations in respect of capital leases or Synthetic Leases) hereafter incurred by the Company or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for the Company and its Subsidiaries taken together shall not exceed an aggregate principal amount of US$100 million at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d) obligations of the Company or any of its Subsidiaries owing under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

(e) unsecured intercompany Indebtedness owing by a member of the Consolidated Group to another member of the Consolidated Group (subject, however, to the limitations of Section 8.07 in the case of the member of the Consolidated Group extending the loan, advance or credit);

(f) obligations to make contingent payments (including, without limitation, earn-out payments) incurred in connection with (x) Permitted Acquisitions and (y) Acquisitions consummated prior to the Closing Date and identified on Schedule 8.01 attached hereto; provided that such obligations shall be expressly subordinated in right of payment to the prior payment of the loans and obligations under the Credit Agreement and the other Credit Documents on the terms and conditions and evidenced by documentation satisfactory to the Administrative Agent and the Required Lenders;

(g) Support Obligations of any Subsidiary of the Company with respect to any Indebtedness of the Company permitted under this Section 8.01;

(h) Permitted Securitization Transactions in an attributed principal amount of up to US$150 million;

(i) other unsecured Indebtedness of the Company and other members of the Consolidated Group that are Credit Parties hereunder and are located in an Approved Jurisdiction; and

(j) other unsecured Indebtedness of members of the Consolidated Group that are not Credit Parties and other secured Indebtedness of members of the Consolidated Group, whether or not Credit Parties, in an aggregate principal amount of up to US$100 million in the aggregate.

8.02 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Total Leverage Ratio shall be not greater than 3.50:1.0.

(b) Consolidated Interest Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Interest Coverage Ratio shall be not less than 3.50:1.0.

8.03 Liens.

The Company will not, nor will it permit any other member of the Consolidated Group to, contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.04 Nature of Business.

The Company will not, nor will it permit any member of the Consolidated Group to, substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

8.05 Merger and Consolidation, Dissolution and Acquisitions.

(a) No member of the Consolidated Group will enter into any transaction of merger or consolidation, except that:

(i) a Credit Party may be party to a transaction of merger or consolidation with another Credit Party; provided that if the Company is a party to such transaction, it shall be the surviving entity;

(ii) a Subsidiary of the Company may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group; provided that (A) if any such Subsidiary that is organized and existing under the laws of Approved Jurisdiction is a party to any such transaction, the surviving entity shall be a Subsidiary of the Company organized and existing under the laws of an Approved Jurisdiction, (B) if the surviving entity is a Subsidiary of the Company, it shall execute and deliver such joinder agreements as may be necessary for compliance with the provisions of Section 7.11, (C) no Default or Event of Default shall exist immediately after giving effect thereto, and (D) the transaction shall otherwise constitute a Permitted Acquisition; and

(iii) a Subsidiary of the Company may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under Section 8.06.

(b) No Credit Party may dissolve, liquidate or wind up its affairs.

(c) No member of the Consolidated Group shall make any Acquisition, unless:

(i) in the case of an acquisition of Capital Stock of another Person, after giving effect to such acquisition,

(A) if the Acquisition is not of a controlling interest in the subject Person such that after giving effect thereto the subject Person will not be a Subsidiary, then such Acquisition constitutes a Permitted Investment; and

(B) if the Acquisition is of a controlling interest in the subject Person such that after giving effect thereto the subject Person will be a Subsidiary, then such Acquisition constitutes a Permitted Acquisition;

(ii) in the case of an Acquisition of all or any substantial portion of the Property (other than Capital Stock) of another Person, then such Acquisition constitutes a Permitted Acquisition.

8.06 Asset Dispositions.

The Company will not, nor will it permit any other member of the Consolidated Group to, make any Asset Disposition other than to another member of the Consolidated Group (including, without limitation, any Sale and Leaseback Transaction), unless (a) the aggregate net book value of all assets sold, leased or otherwise disposed of in any fiscal year shall not exceed ten percent (10%) of the total assets of the Consolidated Group as of the end of the immediately preceding fiscal year, (b) if the subject transaction is a Sale and Leaseback Transaction, such transaction shall be permitted by Section 8.13 and (c) no Default or Event of Default shall exist immediately after giving effect thereto.

8.07 Investments.

The Company will not, nor will it permit any other member of the Consolidated Group to, make or permit to exist Investments in or to any Person, except for Permitted Investments.

8.08 Restricted Payments.

The Company will not declare or make, directly or indirectly, any Restricted Payment, except:

(a) members of the Consolidated Group other than the Company may pay dividends and make distributions in respect of their Capital Stock;

(b) the Company may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of the Company;

(c) the Company may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from any substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d) the Company may make other Restricted Payments (including the prepayment or purchase of Subordinated Debt, together with any premiums thereon); provided that no Default or Event of Default shall exist after giving effect thereto on a Pro Forma Basis.

8.09 Transactions with Affiliates.

The Company will not, nor will it permit any other member of the Consolidated Group to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) transactions among members of the Consolidated Group in the ordinary course of business, (b) transactions permitted by Section 8.01, Section 8.05, Section 8.06, Section 8.07, or Section 8.08, (c) normal compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.10 Fiscal Year; Organizational Documents.

The Company will not change its fiscal year or amend, modify, or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document), in such a way that would affect the calculation of the financial covenants hereunder or otherwise have an adverse effect on the Lenders hereunder, without the prior written consent of the Required Lenders.

8.11 Limitation on Restricted Actions.

The Company will not, nor will it permit any other member of the Consolidated Group to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation, (c) make loans, advances or capital contributions, (d) sell, lease or otherwise transfer any of its properties or assets, or (e) act as a guarantor or grant a Lien on or a pledge of its assets, except for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents and (ii) pursuant to the terms of any purchase money Indebtedness permitted by Section 8.01(c) to the extent such limitations relate only to the property that is the subject of such financing.

8.12 Ownership of Subsidiaries; Limitations on Company.

Except in connection with a Permitted Investment, the Company will not, nor will it permit any other member of the Consolidated Group to, (i) permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Subsidiary of the Company, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary permitted under Section 8.05 or Section 8.06, (ii) permit any Subsidiary of the Company to issue any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Company, except for Permitted Liens.

8.13 Sale Leasebacks.

Except as set forth on Schedule 8.13, the Company will not, nor will it permit any member of the Consolidated Group to, enter into any Sale and Leaseback Transaction unless such Sale and Leaseback Transaction is a permitted Asset Disposition under Section 8.06.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. There shall occur a:

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Domestic Letters of Credit, or

(ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Domestic Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. There shall occur a:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.02, 7.09, 7.11 or 8.01 through 8.13, inclusive;

(ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.01(a), (b), (c) or (d) and such default shall continue unremedied for a period of at least five days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.01) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least thirty days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any material term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any) or (ii) except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.05 or Section 8.06, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.05 or Section 8.06, the guaranty given by any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 7.11) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 7.11) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer (including a conciliateur, a mandataire ad hoc, an administrateur, a liquidateur judiciaire or any similar officer) for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer (including a conciliateur, a mandataire ad hoc, an administrateur, a liquidateur judiciaire or any similar officer) is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (including cessation des paiements within the meaning of Livre VI of the French Code de Commerce), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of the Threshold Amount in the aggregate for the members of the Consolidated Group taken as a whole, (i) any member of the Consolidated Group shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(i) Judgments. One or more judgments, settlements or decrees shall be entered against or agreed to by one or more of the members of the Consolidated Group involving a liability in excess of the Threshold Amount in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments, settlements or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty days from the entry thereof; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; and

(l) Ownership. There shall occur a Change of Control.

9.02 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by, or cured to the satisfaction of, the requisite Lenders (pursuant to the voting requirements of Section 11.06), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Domestic Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative Agent and/or any of the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c) Cash Collateral. Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.01(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a Cash Collateral account as additional security for the Domestic L/C Obligations in respect of subsequent drawings under all then-outstanding Domestic Letters of Credit in an amount equal to the maximum aggregate amount that may be drawn under all then-outstanding Domestic Letters of Credit.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(f) shall occur with respect to the Company, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Domestic Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the Domestic L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied, subject to Section 1.10, by the Administrative Agent in the following order:

(a) any amounts received on account of the Obligations (other than the Foreign Obligations) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable attorneys’ fees and disbursements and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ fees and disbursements and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Domestic L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans, Domestic L/C Borrowings and other Obligations, (ii) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (iii) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (iv) the Administrative Agent for the account of the Domestic L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of the Domestic Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law;

provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and

(b) any amounts received on account of the Foreign Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Foreign Obligations constituting fees, indemnities, expenses and other amounts (including reasonable attorneys’ fees and disbursements and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Foreign Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ fees and disbursements and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Foreign Obligations constituting accrued and unpaid interest on the Loans and other Foreign Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Foreign Obligations constituting unpaid principal of the Loans and other Foreign Obligations, (ii) payment of breakage, termination or other amounts owing in respect of any Swap Contract with respect to the Foreign Obligations between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, and (iii) payments of amounts due under any Treasury Management Agreement with respect to the Foreign Obligations between any Credit Party and any Lender, or any Affiliate of a Lender, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Foreign Obligations have been indefeasibly paid in full, to the Foreign Borrowers or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders and the Domestic L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Domestic L/C Issuer, and the Credit Parties shall not have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Domestic L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Administrative Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Domestic Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Domestic L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Domestic L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or Domestic L/C Issuer prior to the making of such Loan or the issuance of such Domestic Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of the Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Domestic L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Domestic L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Domestic L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Domestic L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Domestic L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the Domestic L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties.

Anything herein to the contrary notwithstanding, none of the Syndication Agent, Documentation Agent, Mandated Lead Arrangers or Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Domestic L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Domestic L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Domestic L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Domestic L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Domestic L/C Issuer and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Domestic L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Domestic L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Domestic L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Guaranty Matters.

The Lenders and the Domestic L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a) unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the last proviso of this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Domestic Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Domestic Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(vi) change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(vii) release the Company or all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(b) unless also signed by the Required Domestic Revolving Lenders, no such amendment, waiver or consent shall:

(i) waive any Default or Event of Default for purposes of Section 5.02,

(ii) amend or waive any mandatory prepayment on Domestic Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Domestic Revolving Obligations under Section 2.06(c), or

(iii) amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), Section 7.11 (Additional Guarantors), Article VIII (Negative Covenants), Article IX (Events of Default and Remedies), this Section 11.01(b) or the definition of “Required Revolving Lenders”;

(c) unless also signed by the Required Foreign Revolving Lenders, no such amendment, waiver or consent shall:

(i) waive any Default or Event of Default for purposes of Section 5.02,

(ii) amend or waive any mandatory prepayment on Foreign Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Foreign Revolving Obligations under Section 2.06(c), or

(iii) amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), Section 7.11 (Additional Guarantors), Article VIII (Negative Covenants), Article IX (Events of Default and Remedies), this Section 11.01(c) or the definition of “Required Revolving Lenders”;

(d) unless also consented to in writing by the effected Domestic L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the such Domestic L/C Issuer under this Credit Agreement or any Issuer Document relating to any Domestic Letter of Credit issued or to be issued by it;

(e) unless also consented to in writing by the effected Domestic Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of such Domestic Swingline Lender under this Credit Agreement; and

(f) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the Domestic L/C Issuer or the Domestic Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (as may be update from time to time); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Domestic L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Domestic L/C Issuer pursuant to Article II if such Lender or the Domestic L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or any other Credit Party, any Lender, the Domestic L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any other Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers or any other Credit Party, any Lender, the Domestic L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Domestic L/C Issuer and the Domestic Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Domestic L/C Issuer and the Domestic Swingline Lender.

(e) Reliance by Administrative Agent, Domestic L/C Issuer and Lenders. The Administrative Agent, the Domestic L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Domestic L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender, the Domestic L/C Issuer, the Domestic Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of separate counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Domestic L/C Issuer in connection with the issuance, amendment, renewal or extension of any Domestic Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Domestic L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Domestic L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Domestic Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Domestic Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Domestic L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each

Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Domestic Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Domestic L/C Issuer to honor a demand for payment under a Domestic Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Domestic Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that (i) no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee; (ii) the Borrowers shall have the right to defend an Indemnitee against indemnified liabilities with counsel of its choice reasonably satisfactory to such Indemnitee so long as the Borrowers notify the Indemnitee in writing within fifteen days after such Indemnitee has given notice of the indemnified liability and such Borrower conducts the defense of the indemnified liability actively and diligently; provided, however, that an Indemnitee will have the right to employ its own counsel, for the account of the Indemnitee, or, for the account of the Borrowers if (A) the use of counsel chosen by the Borrowers to represent such Indemnitee would present such counsel with a conflict of interest, (B) the actual or potential defendants in any such action include both the Borrowers and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrowers, (C) the Borrowers shall not have employed counsel within a reasonable time after notice of the institution of such action or (D) the Borrowers shall authorize such Indemnitee to employ separate counsel at the Borrowers’ expense; (iii) no Indemnitee shall consent to the entry of any judgment or enter into any settlement with respect to the indemnified liability without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld) and (iv) the Indemnitees can assume their defense if the Borrowers are released from their indemnification obligations hereunder. So long as the Borrowers are conducting the defense of an indemnified liability in accordance with the conditions set forth in the previous sentence, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the indemnified liability and (ii) the Borrowers will not consent to the entry of any judgment or enter into any settlement with respect to the indemnified liability unless written agreement is obtained releasing the Indemnitee from all liability thereunder.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Domestic L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Domestic L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of Domestic L/C Obligations, Domestic Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Domestic L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Domestic L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Domestic Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder or under any other Credit Document.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Domestic L/C Issuer or any Lender, or the Administrative Agent, the Domestic L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Domestic L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Domestic L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Domestic L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Domestic L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Domestic L/C Obligations and in Domestic Swingline Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each assignment, partial or complete, shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, and shall be pro rata with respect to its Domestic Revolving Commitment and Foreign Revolving Commitment; provided that, that this clause (ii) shall not apply to rights in respect of Domestic Swingline Loans;

(iii) any assignment of a Domestic Revolving Commitment must be approved by the Administrative Agent and, with respect to any assignment of the Domestic Revolving Commitments and Domestic Revolving Obligations, the Domestic L/C Issuer and the Domestic Swingline Lender, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth on Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Domestic L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Domestic L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of the Borrower, sell participations to any Person (other than a natural person or the Borrowers or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Domestic L/C Obligations and/or Domestic Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Domestic L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each of the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Dutch Banking Law Requirements. Notwithstanding anything to the contrary contained in clauses (a) through (g) above, if at the time of any assignment or participation of any rights and/or obligations under any Loan to Millipore Ireland it is a requirement under the Dutch Banking Act or the regulations or policies promulgated thereunder that any assignee or participant of such rights and obligations is a Professional Market Party, (a) no such assignment of participation may be made other than to a Person who at the date thereof is a Professional Market Party; and (b) each such assignee or participant explicitly declares and represents at the time of any such assignment or participation that it (i) is a Professional Market Party, (ii) is aware that it does not benefit from creditor protection under the Dutch Banking Act and (iii) has made its own appraisal of Millipore Ireland.

(i) For the avoidance of doubt, the parties to this Credit Agreement agree that any transfer effected in accordance with this Section 11.06 shall constitute a novation within the meaning of Articles 1271 et seq. of the French Civil Code; provided that, notwithstanding any such novation, all the rights (including in relation to Lien) of the parties to this Credit Agreement (other than the Credit Parties) against the Credit Parties shall be maintained in accordance with Article 1278 of the French Civil Code.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the Domestic L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Domestic L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Domestic L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Domestic L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or any of their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Domestic L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Domestic L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the Domestic L/C Issuer, irrespective of whether or not such Lender or the Domestic L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Domestic L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Domestic L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Domestic L/C Issuer or their respective Affiliates may have. Each Lender and the Domestic L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Domestic Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders, the Required Domestic Revolving Lenders or the Required Foreign Revolving Lenders, as appropriate, (including, without limitation by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders of a particular class of loans, or (d) any Lender is a Defaulting Lender, then the respective Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the respective Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Domestic Revolving Lenders, Domestic L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the respective Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;

(v) if at the time any assignment of any rights and/or obligations under any Loan to Millipore Ireland it is a requirement under the Dutch Banking Act or the regulations or policies promulgated thereunder that any assignee of such rights and obligations is a Professional Market Party, then no such assignment may be made other than to a Person who at the date thereof is Professional Market Party, and each such assignee explicitly declares and represents at the time of any such assignment or participation that (A) it is a Professional Market Party, (B) it is aware that it does not benefit from creditor protection under the Dutch Banking Act; and (C) it has made its own appraisal of Millipore Ireland.

provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and, with respect to the Domestic Revolving Lenders, participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the respective Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE DOMESTIC L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWERS OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWERS AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. EACH FOREIGN BORROWER AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE DOMESTIC BORROWER AT ITS ADDRESS FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION,

SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act; Anti-Terrorism; OFAC Compliance.

(a) Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall promptly deliver to the requesting party any such information as may be reasonably requested from time to time by any Lender or the Administrative Agent in order for such party to be in compliance with the Act.

(b) Anti-Terrorism Law. No Credit Party and, to the knowledge of the Credit Parties, none of its Affiliates is in violation of any Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. No Credit Party and, to the knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Anti-Money Laundering, Etc. No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order and (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Credit Party shall directly or indirectly, (A) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (B) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, (C) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section) or (D) cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Law

11.17 Dutch Banking Act.

For the purpose of allowing Millipore Ireland to comply with its obligations under the Dutch Banking Act and the regulations and policies promulgated thereunder, each Lender on the date of this Agreement explicitly declares and represents that (a) it is a Professional Market Party, (b) it is aware that it does not benefit from creditor protection under the Dutch Banking Act and (c) it has made its own appraisal of Millipore Ireland.

11.18 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrowers (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

DOMESTIC BORROWER:	MILLIPORE CORPORATION, a Massachusetts corporation

	By:	/s/ KATHLEEN B. ALLEN
	Name:	Kathleen B. Allen
	Title:	Vice President, Chief Financial Officer

FOREIGN BORROWERS:	MILLIPORE IRELAND B.V., a limited liability company existing under the laws of the Netherlands

	By:	/s/ JEFFREY RUDIN
	Name:	Jeffrey Rudin
	Title:	Managing Director

MILLIPORE CORK, an unlimited company incorporated under the laws of Ireland

	By:	/s/ JEFFREY RUDIN
	Name:	Jeffrey Rudin
	Title:	Director

MILLIPORE SAS, a limited liability company existing under the laws of France

	By:	/s/ KATHLEEN B. ALLEN
	Name:	Kathleen B. Allen
	Title:	Under power of attorney

FOREIGN GUARANTORS:	MILLIPORE INTERNATIONAL HOLDING COMPANY B.V., a company existing under the laws of The Netherlands

	By:	/s/ KATHLEEN B. ALLEN
	Name:	Kathleen B. Allen
	Title:	Managing Director

MILLILUX SARL, a company existing under the laws of Luxembourg

	By:	/s/ PAUL O’CONNOR
	Name:	Paul O’Connor
	Title:	Manager

MILLIPART SARL, a company existing under the laws of Luxembourg

	By:	/s/ PAUL O’CONNOR
	Name:	Paul O’Connor
	Title:	Manager

ADMINISTRATION AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

	By:	/s/ KATHLEEN M. CARRY
	Name:	Kathleen M. Carry
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., individually in its capacity as a Lender, as Domestic L/C Issuer, as Domestic Swingline Lender, as a Domestic Revolving Lender and as a Foreign Revolving Lender

	By:	/s/ CRAIG MURLLESS
	Name:	Craig Murlless
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Domestic Revolving Lender

	By:	/s/ ALASTAIR A. STEVENSON
	Name:	Alastair A. Stevenson
	Title:	Vice President

JPMORGAN EUROPE LIMITED, as a Foreign Revolving Lender

By:	/s/ ALASTAIR A. STEVENSON
Name:	Alastair A. Stevenson
Title:	Vice President

ABN AMRO N.V., as a Domestic Revolving Lender and a Foreign Revolving Lender

By:	/s/ ROBERT H. STEELMAN
Name:	Robert H. Steelman
Title:	Director

By:	/s/ CHRISTOPHER M. PLUMB
Name:	Christopher M. Plumb
Title:	Vice President

HSBC BANK USA, N.A., as a Domestic Revolving Lender and as a Foreign Revolving Lender

By:	/s/ MANUEL BURGUEÑO
Name:	Manuel Burgueño
Title:	Vice President

HSBC FRANCE, as a Domestic and Foreign Revolving Lender

By:	/s/ ALBERTO CALARESU
Name:	Alberto Calaresu
Title:	Branch Manager

ALLIED IRISH BANKS plc, as a Domestic Revolving Lender and as a Foreign Revolving Lender

By:	/s/ RAY ALCOCK
Name:	Ray Alcock
Title:	Manager

FORTIS PROJECT FINANCE LIMITED, as a Domestic Revolving Lender and as a Foreign Revolving Lender

By:	/s/ M. DORE
Name:	M. Dore
Title:	Director

By:	/s/ Y. DE COCK
Name:	Y. De Cock
Title:	Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. as a Domestic Revolving Lender and a Foreign Revolving Lender

By:	/s/ JOSE MARIA DE MIGUEL	/s/ ASIER GONZALEZ
Name:	JOSE MARIA DE MIGUEL	ASIER GONZALEZ
Title:	SYNDICATED LOANS – CAPITAL MARKETS

DRESDNER BANK AG IN FRANKFURT AM MAIN, as a Domestic Revolving Lender and a Foreign Revolving Lender

By:	/s/ BARBARA MORGENSTERN	/s/ ANDREAS W. HERWIG
Name:	Barbara Morgenstern	Andreas W. Herwig
Title:	Senior Vice President	Vice President

CITIBANK, N.A., as a Domestic Revolving Lender

By:	/s/ JAMES M. BUCHANAN
Name:	James M. Buchanan
Title:	Vice President

CITIBANK INTERNATIONAL PLC, as a Foreign Revolving Lender

By:	/s/ JULIAN GILIBERTI
Name:	Julian Giliberti
Title:	Citigroup Director

DNB NOR BANK ASA, as a Domestic Revolving Lender and as a Foreign Revolving Lender

By:	/s/ TERJE STRAUME
Name:	Terje Straume
Title:	Senior Vice President

MIZUHO CORPORATE BANK, LTD., as a Domestic Revolving Lender

By:	/s/ RAYMOND VENTURA
Name:	Raymond Ventura
Title:	Deputy General Manager

MIZUHO CORPORATE BANK NEDERLAND N.V., as a Foreign Revolving Lender

By:	/s/ RAYMOND VENTURA
Name:	Raymond Ventura
Title:	Deputy General Manager

NATEXIS BANQUE POPULAIRES, as a Domestic Revolving Lender and as a Foreign Revolving Lender

By:	/s/ ANDREW DICK
Name:	Andrew Dick
Title:	Relationship Manager

By:	/s/ DAVID ROWLAND
Name:	David Rowland
Title:	Manager Middle Office

CRÉDIT INDUSTRIEL ET COMMERCIAL, LONDON
BRANCH, as a Domestic Revolving Lender and as a
Foreign Revolving Lender

By:	/s/ T. PRESTWICH	/S/ G. GEORGE
Name:	T. Prestwich	G. George
Title:	Director	Director
Corporate Banking

DANSKE BANK A/S, as a Domestic Revolving Lender and as a Foreign Revolving Lender

By:	/s/ BIRGER HELGESEN
Name:	Birger Helgesen
Title:	Account Manager

By:	/s/ OLE HATTING
Name:	Ole Hatting
Title:	Chief Legal Counsel

UBS LOAN FINANCE LLC, as a Domestic Revolving Lender

By:	/s/ JOSELIN FERNANDES
Name:	Joselin Fernandes
Title:	Associate Director Banking Products Services, US

By:	/s/ PAMELA OH
Name:	Pamela Oh
Title:	Associate Director Banking Products Services, US

UBS LIMITED, as a Foreign Revolving Lender

By:	/s/ A. SUDLOW
Name:	A. Sudlow
Title:	Executive Director

By:	/s/ TINA ELLIOT
Name:	Tina Elliot
Title:	Director